SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

MAXCO, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1)	Title of each class of Securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

MAXCO, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD

JANUARY __, 2006

AND

PROXY STATEMENT

IMPORTANT

PLEASE MARK, SIGN AND DATE YOUR PROXY
AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE

MAXCO, INC.
1118 CENTENNIAL WAY
LANSING, MICHIGAN 48917
(517) 321-3130

December __, 2005
Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders of Maxco, Inc. on January __, 2006, at 3:30 p.m. eastern time, at the Company's corporate office at 1118 Centennial Way, Lansing, Michigan. We look forward to greeting those stockholders who are able to attend.

At this important meeting, you will be asked to vote on a proposed transaction that, if approved, is expected to result in termination of the registration of Maxco’s common stock under the federal securities laws and thereby eliminate the significant expense required to comply with the reporting and related requirements under those laws. The proposed transaction will reduce the number of common stockholders of record to fewer than 300, permitting Maxco to file for termination of registration of its common stock under the federal securities laws. The reduction in the number of common stockholders will be accomplished by amending our Articles of Incorporation to provide for a 1-for-1,000 reverse stock split, followed immediately by a 1,000-for-1 forward stock split of our common stock. The proposed Certificate of Amendment to the Articles of Incorporation is attached as Appendix A to this proxy statement.

If approved at the Special Meeting, the transaction will affect Maxco’s stockholders as follows:

STOCKHOLDER BEFORE THE TRANSACTION	NET EFFECT AFTER THE TRANSACTION
Stockholder holding 1,000 or more of common shares	None.

Stockholder holding fewer than 1,000 common shares	The stockholder will receive from Maxco $6.00 in cash per share, without interest.

Because Maxco has a large number of stockholders who own fewer than 1,000 common shares, we expect that the number of common stockholders of record will be reduced from approximately 530 to approximately 70, while the number of outstanding common shares will decrease by only approximately 1.6%, a reduction of approximately 57,000 shares from the 3,446,995 shares outstanding as of September 30, 2005. This proposal will have no effect on Preferred Shares.

After careful consideration, the board of directors has concluded that the costs associated with being an SEC reporting company, especially in light of the additional costs associated with compliance with the Sarbanes-Oxley Act of 2002, are not justified by the benefits in view of our common stock's limited trading activity. Maxco estimates that it will save approximately $450,000 in the first full year after deregistration as an SEC reporting company and approximately $350,000 annually thereafter. We believe that these cost-savings will be in the best interest of Maxco and its stockholders who remain after the transaction. Although our common stock will no longer be quoted on the Nasdaq SmallCap Market if the transaction is completed, we believe that our shares would be quoted on the "pink sheets" and our remaining stockholders would be able to trade their shares in the over-the-counter markets. In addition, the transaction would allow our stockholders who hold fewer than 1,000 common shares immediately before the transaction the opportunity to receive cash for their shares at a premium to our common stock's trading price prior to announcement of the transaction, without having to pay brokerage commissions and other transaction costs.

A special committee of the board of directors has reviewed the proposed transaction and considered its fairness to stockholders who hold fewer than 1,000 common shares as well as those holding 1,000 or more common shares, and received a fairness opinion from its financial advisor with regard to the per share cash amount to be paid to the stockholders holding fewer than 1,000 common shares in the transaction.

ACCORDINGLY, AFTER CONSIDERING THE RECOMMENDATION OF THE SPECIAL COMMITTEE AND CONDUCTING ITS OWN DELIBERATIONS OF THE ISSUES IT DEEMED PERTINENT, INCLUDING ALTERNATIVES TO THE TRANSACTION, THE COSTS AND BENEFITS OF REMAINING AN SEC REPORTING COMPANY AND THE FAIRNESS OF THE TRANSACTION TO STOCKHOLDERS, YOUR BOARD OF DIRECTORS BELIEVES THIS TRANSACTION IS IN THE BEST INTEREST OF MAXCO AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL.

The enclosed proxy statement includes a discussion of the alternatives and factors considered by the board in connection with the board's approval of the transaction. See "Special Factors - Background of the Transaction" and "Special Factors - Recommendation of the Board; Fairness of the Proposed Transaction."

Consummation of the transaction is subject to certain conditions, including the affirmative vote of at least a majority of the shares of Maxco's common stock and voting preferred stock entitled to vote at the Special Meeting. It is anticipated that the transaction will become effective as soon as reasonably practicable after the Special Meeting and the Certificate of Amendment to the Articles of Incorporation is received, and deemed filed, by the State of Michigan. Details of the proposed transaction are set forth in the accompanying proxy statement, which we urge you to read carefully in its entirety.

IT IS VERY IMPORTANT THAT YOUR SHARES ARE REPRESENTED AND VOTED AT THE MEETING, WHETHER OR NOT YOU PLAN TO ATTEND. ACCORDINGLY, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE AT YOUR EARLIEST CONVENIENCE.

Your interest and participation in the affairs of the Company are greatly appreciated. Thank you for your continued support.

Sincerely,
Max A. Coon
Chairman of the Board,
Chief Executive Officer and President

MAXCO, INC.
1118 CENTENNIAL WAY
LANSING, MICHIGAN 48917
(517) 321-3130
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD JANUARY __, 2006

December __, 2005
To the Stockholders of Maxco, Inc.:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Maxco, Inc., a Michigan corporation (the "Company" or "Maxco"), will be held at the Company's corporate office at 1118 Centennial Way, Lansing, Michigan, on the __th day of January, 2006, at 3:30 p.m., eastern time, for the following purposes:

To consider and vote upon a proposal to amend the Company’s Articles of Incorporation to effect a 1-for-1,000 reverse stock split followed immediately by a 1,000-for-1 forward stock split of the Company's common stock (the "transaction"). As a result of the transaction, (a) each stockholder owning fewer than 1,000 shares immediately before the transaction will receive from the Company $6.00 in cash, without interest, for each of such stockholder's shares of the Company's common stock; and (b) each share of common stock held by a stockholder owning 1,000 or more shares will continue to represent one share of the Company after completion of the transaction. The proposed Certificate of Amendment to the Articles of Incorporation is attached as Appendix A to this proxy statement.

A proposal to grant the Company’s Board of Directors discretionary authority to adjourn the special meeting if necessary to satisfy the conditions to completing the transaction, including for the purpose of soliciting proxies to vote in favor of the transaction.

To transact such other business as may properly come before the meeting or any adjournment thereof.

Owners of record of the Company's common stock and voting preferred stock at the close of business on December 2, 2005, the record date, will be entitled to vote at the meeting. If your shares are held in the name of a broker, trust or other nominee (often referred to as held in "street name"), you must instruct them on how to vote your shares. Whether or not you plan to attend the meeting, please date, sign and mail the enclosed proxy in the envelope provided. Thank you for your cooperation.

The board of directors has carefully considered the terms of the proposed transaction and believes that it is fair to, and in the best interest of, Maxco and its stockholders. The board of directors unanimously recommends that you vote "FOR" the transaction.

By Order of the Board of Directors

Max A Coon
Chairman of the Board,
Chief Executive Officer and President

PLEASE SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS: APPROVED OR DISAPPROVED OF THE TRANSACTION; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

MAXCO, INC.
1118 CENTENNIAL WAY
LANSING, MICHIGAN 48917
(517) 321-3130

December __, 2005

PROXY STATEMENT FOR JANUARY __, 2006
SPECIAL MEETING OF STOCKHOLDERS

INTRODUCTION

This Proxy Statement is furnished to the stockholders of Maxco, Inc., a Michigan corporation (the "Company" or "Maxco"), in connection with the solicitation by the board of directors of the Company of proxies to be used at the Special Meeting of Stockholders (the "Special Meeting") to be held at the Company's corporate office at 1118 Centennial Way, Lansing, Michigan, on the __th day of January, 2006, at 3:30 p.m., eastern time, and at any adjournment thereof, and is being mailed to the stockholders on or about the date set forth above.

All shares represented by properly executed proxies received by the board of directors pursuant to this solicitation will be voted in accordance with the stockholder's directions specified on the proxy or, in the absence of specific instructions to the contrary, will be voted in accordance with the board of directors' unanimous recommendations, which are:

- FOR the proposal to amend the Company’s Articles of Incorporation to effect a 1-for-1,000 reverse stock split followed immediately by a 1,000-for-1 forward stock split of the Company's common stock (the "transaction"). As a result of the transaction, (a) each stockholder owning fewer than 1,000 shares immediately before the transaction will receive from the Company $6.00 in cash, without interest, for each of such stockholder's shares of the Company's common stock; and (b) each share of common stock held by a stockholder owning 1,000 or more shares will continue to represent one share of the Company after completion of the transaction;

- a proposal to grant the Company’s Board of Directors discretionary authority to adjourn the special meeting if necessary to satisfy the conditions to completing the transaction, including for the purpose of soliciting proxies to vote in favor of the transaction.

- at the discretion of the persons acting under the proxy, to transact such other business as may properly come before the meeting or any adjournment thereof.

If the transaction is approved, as permitted by Michigan law, stockholders whose shares are converted into less than one whole share in the reverse split (meaning they held fewer than 1,000 shares at the effective time of the reverse split) will receive a cash payment from Maxco for their fractional shares interests equal to $6.00 cash, without interest, for each share of common stock they held immediately prior to the reverse split.

Stockholders who own 1,000 or more common shares at the effective time of the transaction will not be entitled to receive any cash for their fractional share interests resulting from the reverse stock split. The forward split that will immediately follow the reverse split will reconvert their whole share and fractional share interests back into the same number of shares of common stock they held immediately prior to the effective time of the transaction. As a result, the total number of common shares held by such a stockholder will not change after completion of the transaction.

After the transaction, Maxco anticipates that it will have approximately 70 common stockholders of record. In the event that there are fewer than 300 common stockholders of record following the transaction, Maxco intends to file a Form 15 with the Securities and Exchange Commission to terminate registration of its common stock under the federal securities laws. As a result, Maxco would no longer be subject to the annual and periodic reporting requirements under the federal securities laws that are applicable to SEC reporting companies. In addition, Maxco's common stock would cease to be traded on the Nasdaq SmallCap Market, any trading in our common stock after the transaction and deregistration of the common stock will only occur in the over-the-counter markets or in privately negotiated sales, and Maxco’s common stock will likely only be quoted in the "pink sheets."

This transaction cannot occur unless the holders of more than a majority of the issued and outstanding shares of Maxco's common and voting preferred stock approve the proposed amendment to our Articles of Incorporation, which is attached as Appendix A to this proxy statement.

A proxy may be revoked, by written notice mailed to the Company (attention: Max A. Coon) or delivered in person at the meeting, by filing a duly executed, later dated proxy, or by attending the meeting and voting in person.

Only stockholders of record at the close of business on December 2, 2005, are entitled to notice of the Special Meeting and any adjournment thereof. Each share of common stock so held entitles the holder thereof to one vote upon each matter to be voted on. Stockholders of series three and six preferred shares are entitled to 20 votes for each one of such shares. As of the record date, the Company had outstanding 3,446,995 shares of common stock, no par value per share, 14,784 shares of series three preferred at $51.50 par value, and 7,812.5 shares of series six preferred at $160.00 par value. The presence of holders of a majority of the issued and outstanding shares of common stock and voting preferred (series three and six) entitled to vote at the Special Meeting, either in person or represented by a properly executed proxy, is necessary to constitute a quorum for the transaction of business at the Special Meeting.

This document provides you with detailed information about the proposed transaction. Please see "Where You Can Find More Information" for additional information about Maxco on file with the Securities and Exchange Commission.

This Proxy Statement and the accompanying proxy were first mailed to stockholders on or about December __, 2005.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
THE TRANSACTION	1
VOTE REQUIRED	2
NO APPRAISAL OR DISSENTERS' RIGHTS	3
THE PURPOSE AND REASONS FOR THE TRANSACTION	3
DISADVANTAGES OF THE TRANSACTION	4
RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS	4
RECENT MARKET PRICE OF MAXCO’S COMMON STOCK AND MARKET PRICE FOLLOWING ANNOUNCEMENT OF THE PROPOSED TRANSACTION	5
FAIRNESS OPINION OF FINANCIAL ADVISOR	6
CERTAIN EFFECTS OF THE TRANSACTION	6
CONDITIONS TO COMPLETION OF THE TRANSACTION	7
RESERVATION OF RIGHTS	7
SOURCE OF FUNDS; FINANCING OF THE TRANSACTION	7
CONFLICTS OF INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS	7
EXCHANGE OF CERTIFICATES	8
U.S. FEDERAL INCOME TAX CONSEQUENCES	8

QUESTION AND ANSWERS ABOUT THE MEETING AND TRANSACTION	9
ABOUT THE MEETING AND VOTING PROCEDURES	9
ABOUT THE TRANSACTION	11

SUMMARY FINANCIAL INFORMATION	15
SUMMARY HISTORICAL FINANCIAL INFORMATION	15
SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION	16

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	17

STOCK PURCHASES BY MAXCO	17

THE SPECIAL MEETING	18
GENERAL	18
WHO CAN VOTE AT AND ATTEND THE SPECIAL MEETING	18
ANNUAL REPORT	19
VOTE REQUIRED	19
VOTING AND REVOCATION OF PROXIES	20
RECOMMENDATION OF THE BOARD OF DIRECTORS	21

SPECIAL FACTORS	21
BACKGROUND OF THE TRANSACTION	21
PURPOSE AND REASONS FOR THE TRANSACTION	23
ALTERNATIVES CONSIDERED	27
RECOMMENDATION OF THE SPECIAL COMMITTEE	28
RECOMMENDATION OF THE BOARD; FAIRNESS OF THE TRANSACTION	32

OPINION OF THE FINANCIAL ADVISOR	37
CERTAIN EFFECTS OF THE TRANSACTION	39
INTERESTS OF OFFICERS AND DIRECTORS IN THE TRANSACTION	42
CONDUCT OF MAXCO’S BUSINESS AFTER THE TRANSACTION	43
CONDITIONS TO THE COMPLETION OF THE TRANSACTION	43
SOURCE OF FUNDS AND FINANCING OF THE TRANSACTION	44
ANTICIPATED ACCOUNTING TREATMENT	44
POSSIBLE CORPORATE TRANSACTIONS	45
U.S. FEDERAL INCOME TAX CONSEQUENCES	45
REGULATORY APPROVALS	48
NO APPRAISAL OR DISSENTERS' RIGHTS	48
ADJOURNMENT OF MEETING	48
RESERVATION OF RIGHTS	49
EXAMPLES	49

THE PROPOSED AMENDMENT	50
THE STRUCTURE OF THE TRANSACTION	50
CONVERSION OF SHARES IN THE TRANSACTION	51
EXCHANGE OF CERTIFICATES	53
TIME OF CLOSING	53
CONDITIONS TO THE COMPLETION OF THE TRANSACTION	53
RESERVATION OF RIGHTS	53

PROPOSAL FOR DISCRETIONARY ADJOURNMENT OF THE SPECIAL MEETING	54

DIRECTORS AND EXECUTIVE OFFICERS	54
STOCK OPTIONS	55
EQUITY COMPENSATION PLAN INFORMATION	55

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	56

SECURITIES TRANSACTIONS	57

CERTAIN TRANSACTIONS	57

COST OF SOLICITATION OF PROXIES	59

STOCKHOLDER PROPOSALS	59

CODE OF BUSINESS CONDUCT AND ETHICS	59

OTHER MATTERS	60

WHERE YOU CAN FIND MORE INFORMATION	60

DOCUMENTS INCORPORATED BY REFERENCE	60

APPENDIX A	62
APPENDIX B	66

SUMMARY TERM SHEET

THIS SUMMARY TERM SHEET, TOGETHER WITH THE "QUESTIONS AND ANSWERS ABOUT THE MEETING AND TRANSACTION" SECTION THAT FOLLOWS, HIGHLIGHTS SELECTED INFORMATION FROM THE PROXY STATEMENT, INCLUDING THE MATERIAL TERMS OF THE PROPOSED TRANSACTION. FOR A MORE COMPLETE DESCRIPTION YOU SHOULD CAREFULLY READ THIS PROXY STATEMENT AND ALL OF ITS APPENDICES BEFORE YOU VOTE. FOR YOUR CONVENIENCE, WE HAVE CROSS-REFERENCED TO THE LOCATION IN THIS PROXY STATEMENT WHERE YOU CAN FIND A MORE COMPLETE DISCUSSION OF EACH ITEM BELOW.

AS USED IN THIS PROXY STATEMENT, "MAXCO," THE "COMPANY," "WE," "OUR," "OURS" AND "US" REFER TO MAXCO, INC., A MICHIGAN CORPORATION, AND THE "TRANSACTION" REFERS TO THE 1-FOR-1,000 REVERSE STOCK SPLIT AND THE 1,000-FOR-1 FORWARD STOCK SPLIT, TOGETHER WITH THE RELATED CASH PAYMENTS TO STOCKHOLDERS HOLDING FEWER THAN 1,000 SHARES AT THE EFFECTIVE TIME OF THE TRANSACTION.

THE TRANSACTION

If the transaction is approved and completed:

- Maxco’s stockholders holding fewer than 1,000 shares of Maxco's common stock at the effective time of the transaction will receive a cash payment from Maxco of $6.00 per share, without interest, for each share of common stock held immediately prior to the transaction;

- Maxco's stockholders holding 1,000 or more shares of Maxco common stock at the effective time of the transaction will continue to hold the same number of shares of Maxco’s common stock after completion of the transaction and will not receive any cash payment;

- The officers and directors of Maxco at the effective time will continue to serve as the officers and directors of Maxco immediately after the transaction;

- We believe we will have fewer than 300 holders of record of common stock and therefore be eligible to terminate registration of our common stock with the Securities and Exchange Commission ("SEC"), which will terminate our obligation to continue filing periodic reports and proxy statements pursuant to the Securities Exchange Act of 1934 (the "Exchange Act");

- Our common stock will no longer be quoted on the Nasdaq SmallCap Market System, any trading in our common stock will only occur in the over-the-counter markets or in privately negotiated sales, and our common stock will likely only be quoted in the "pink sheets";

- Outstanding options held by our employees, officers, and directors to acquire Maxco’s common stock, unless exercised or expire, will remain outstanding following the transaction;

- The number of our common stockholders of record will be reduced from approximately 530 to 70, and the number of outstanding shares of Maxco’s common stock will be reduced by approximately 1.6%, from 3,446,995 shares, as of September 30, 2005, to approximately 3,389,000 shares;

- The percentage ownership of Maxco’s common stock beneficially owned by the directors and executive officers of Maxco as a group will increase from 43.7% to approximately 44.4%, based on the shares outstanding as of October 15, 2005, which will not affect control of Maxco;

 - Aggregate stockholders' common equity of Maxco as of September 30, 2005, will be reduced from $5,108,043 on a historical basis to approximately $4,658,000 on a pro forma basis;

- The book value per share of common stock as of September 30, 2005, will be reduced from $1.48 per share on a historical basis to approximately $1.37 per share on a pro forma basis;

- Maxco will pay cash of approximately $450,000 in the aggregate to pay the costs of the transaction; and

- Net income per share of common stock (including nonrecurring income and expense) for the six months ended September 30, 2005, will change from $0.05 on a historical basis (on both a basic and fully-diluted basis, respectively) to approximately $0.07 on a pro forma basis (on both a basic and fully-diluted basis, respectively).

For a more detailed discussion on the transaction, see "Special Factors" beginning on page 21. For a description of the provisions regarding the treatment of shares held in street name, please see "Special Factors - Certain Effects of the Transaction" beginning on page 39. (Shares held in "street name" are held in a stock brokerage account or by a bank or other nominee.)

VOTE REQUIRED

The required vote for the transaction requires the affirmative vote of holders of a majority of the outstanding shares of our common stock and voting preferred stock.

As of November 10, 2005, our current directors and executive officers owned 1,435,420 shares of Maxco’s outstanding common stock as well as beneficially owned shares of series three and series six preferred stock with an aggregate of 308,150 votes for a total of 1,743,570 shareholder votes or 44.7% of the total votes available that would be entitled to vote at the Special Meeting. If our directors and executive officers exercised presently exercisable options they hold prior to the record date for the Special Meeting, they would own and have voting rights of approximately 1,868,570 shares or approximately 46.3% of the outstanding shares of common stock entitled to vote at the Special Meeting. See "Security Ownership of Certain Beneficial Owners and Management" on page 56, and "Special Factors - Interests of Officers and Directors in the Transaction" on page 42.

The officers and directors of Maxco have indicated that they intend to vote "FOR" the approval of the transaction. Other than such expressed intent of the officers and directors to vote their shares for the transaction, Maxco has not obtained any assurances or agreements from any of its stockholders as to how they will vote on the transaction.

NO APPRAISAL OR DISSENTERS' RIGHTS

Stockholders do not have appraisal or dissenters' rights under Michigan state law in connection with the transaction. There may exist other rights or actions under federal or state securities laws for stockholders who are aggrieved by the transaction generally. Although the nature and extent of such rights or actions are uncertain and may vary depending upon facts or circumstances, stockholder challenges to corporate action in general are related to fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

THE PURPOSE AND REASONS FOR THE TRANSACTION

If approved, the transaction will enable Maxco to terminate its registration as an SEC reporting company and thus terminate its obligations to file annual and periodic reports and make other filings with the SEC. The reasons for the proposed transaction and subsequent termination of SEC registration include:

- eliminating the costs associated with filing reports and documents under the Exchange Act with the SEC;

- eliminating the costs of compliance with the Sarbanes-Oxley Act of 2002 and related regulations;

- reducing the direct and indirect cost of administering stockholder accounts and responding to stockholder requests;

- affording stockholders holding fewer than 1,000 common shares immediately before the transaction the opportunity to receive cash for their shares at a price that represents a premium of 26.3% and 47.5% over the average 30 day and one year closing prices, respectively, before the public announcement of the proposed transaction, without having to pay brokerage commissions and other transaction costs; and

- eliminating the competitive disadvantages associated with filing reports with the SEC and otherwise complying with the requirements of the Exchange Act.

Please read "Special Factors - Purpose and Reasons for the Transaction" beginning on page 23.

DISADVANTAGES OF THE TRANSACTION

The disadvantages of the transaction are that:

- Maxco’s working capital assets will be decreased to fund the purchase of fractional shares and the costs of the transaction;

- Maxco will have less ability to raise capital in the public security markets;

- Maxco will be less likely to be able to use shares of its common stock to acquire other companies;

- Maxco may have less flexibility in attracting and retaining executives and employees because equity-based incentives (such as stock options) tend not to be as attractive in a non-SEC reporting company;

- remaining stockholders may experience reduced liquidity for their shares of common stock;

- less public information about Maxco will be available after the transaction to remaining stockholders; and

- stockholders who are cashed-out will not have an opportunity to liquidate their shares at a time and for a price of their choosing, and will be unable to participate in the future earnings or growth of Maxco.

Please read "Special Factors - Certain Effects of the Transaction" beginning on page 39.

RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS

At a meeting held on October 17, 2005, and again on November 8, 2005, the special committee unanimously determined that the transaction and the $6.00 cash consideration per pre-split share to be paid to stockholders who hold less than one whole share of common stock following the reverse stock split ("cash consideration") are advisable, fair to and in the best interests of Maxco and its stockholders, including all unaffiliated stockholders of Maxco (both those receiving the cash consideration and those remaining as stockholders following the transaction), and the special committee recommended that the board approve the transaction. See "Special Factors - Recommendation of the Special Committee," beginning on page 28.

At a meeting held on November 8, 2005, the board of directors determined that the transaction is advisable, substantively fair to, and in the best interest of Maxco and its unaffiliated stockholders, including the group of holders of common stock who would retain their interest in Maxco as well as to those who would not, and unanimously recommends you vote "FOR" the transaction. As used in this proxy statement, the term "affiliated stockholder" means any stockholder who is a director or executive officer of Maxco, and the term "unaffiliated stockholder" means any stockholder other than an affiliated stockholder. The term "executive officer" means any persons named under "Executive Officers" beginning on page 54.

The special committee of the board of directors and the board of directors itself both considered a number of factors that they believe supports their determination that the transaction is substantively and procedurally fair to Maxco’s unaffiliated stockholders, including each of the following factors:

- current and historical market prices;

- net book value and net tangible book value;

- going concern value;

- liquidation value;

- earnings of Maxco;

- the opinion and presentation of the special committee's financial advisor;

- limited liquidity of Maxco’s common stock;

- future cost savings;

- interests of unaffiliated stockholders who will remain;

- certain negative considerations; and

- procedural fairness.

For a complete discussion of the factors that were considered by the special committee and the board of directors to determine fairness, see "Special Factors - Recommendation of the Special Committee" and "Special Factors - Recommendation of the Board; Fairness of the Transaction."

RECENT MARKET PRICE OF MAXCO’S COMMON STOCK AND MARKET PRICE FOLLOWING ANNOUNCEMENT OF THE PROPOSED TRANSACTION

The closing price of Maxco’s common stock on October 31, 2005, the last day Maxco traded before the public announcement of the proposed transaction, was $5.07 per share. The public announcement of the proposed transaction was made on November 11, 2005. Following the announcement and through November 15, 2005 there were approximately 10,600 shares traded at prices ranging from $5.08 to $5.79 per share. The closing price on November 15, 2005 was $5.61 per share.

FAIRNESS OPINION OF FINANCIAL ADVISOR

GBQ Consulting, LLC ("GBQ"), financial advisor to the special committee, has delivered to the special committee of our board of directors its written opinion to the effect that, as of the date of such opinion and based upon and subject to the matters stated in the opinion, the cash consideration to be paid in the proposed transaction is fair, from a financial point of view, to those common stockholders receiving the cash consideration. The full text of the written opinion of GBQ, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix B to this proxy statement. You should read the opinion carefully and in its entirety, along with the discussion under "Special Factors - Opinion of the Financial Advisor" beginning on page 37.

The opinion of GBQ is directed to the special committee of Maxco’s board of directors, addresses only the fairness to holders of Maxco’s common stock from a financial point of view of the cash consideration to be paid in the proposed transaction, and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting.

CERTAIN EFFECTS OF THE TRANSACTION

As a result of the transaction, we anticipate that:

- Maxco will no longer be an SEC reporting company subject to the reporting and other requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002;

- Maxco’s common stock will no longer be traded on the Nasdaq SmallCap Market, any trading in our common stock after the transaction will only occur in the over-the-counter markets or in privately negotiated sales, and our common stock will likely only be quoted in the "pink sheets";

- stockholders who own fewer than 1,000 common shares at the effective time of the transaction will no longer have an interest in or be a stockholder of Maxco and will not be able to participate in Maxco’s future earnings and growth, if any, unless they subsequently acquire shares of our common stock;

- the number of our common stockholders of record will be reduced from approximately 530 to 70, and the number of outstanding shares of Maxco’s common stock will decreased by approximately 1.6%, from 3,446,995 shares, as of September 30, 2005, to approximately 3,389,000 shares;

- the percentage of ownership of Maxco’s common stock beneficially owned by the current executive officers and directors of Maxco as a group will increase from approximately 43.7% to approximately 44.4%;

- the aggregate common stockholders' equity of Maxco as of September 30, 2005, will be reduced from approximately $5,108,043 on a historical basis to approximately $4,658,000 on a pro forma basis;

- the book value per share of common stock as of September 30, 2005, will decrease from $1.48 per share on a historical basis to $1.37 per share on a pro forma basis; and

- outstanding options held by our employees, including officers and directors, to acquire Maxco’s common stock will, unless exercised or expire, remain outstanding, following the transaction.

See "Special Factors - Certain Effects of the Transaction" beginning on page 39.

CONDITIONS TO COMPLETION OF THE TRANSACTION

The completion of the transaction depends upon the approval of the proposed Certificate of Amendment to the Articles of Incorporation that will implement the transaction by the holders of at least a majority of our outstanding shares entitled to vote. A copy of the proposed Certificate of Amendment to the Articles of Incorporation effecting both the reverse split and the forward split following immediately thereafter is attached as Appendix A to this proxy statement.

RESERVATION OF RIGHTS

We reserve the right to abandon the transaction without further action by our stockholders at any time before the filing of the necessary Certificate of Amendment to the Articles of Incorporation with the Michigan Department of Labor and Economic Growth, Bureau of Commercial Services, Corporation Division, even if the transaction has been authorized by our stockholders at the Special Meeting, and by voting in favor of the transaction you are also expressly authorizing us to determine not to proceed with the transaction if we so decide. See "The Proposed Amendment - Reservation of Rights" beginning on page 53.

SOURCE OF FUNDS; FINANCING OF THE TRANSACTION

We estimate that the total funds required to pay the consideration to stockholders entitled to receive cash for their shares and to pay the costs of the transaction will be approximately $450,000. The consideration to stockholders and the costs of the transaction will be paid from working capital of Maxco. See "Special Factors - Source of Funds and Financing of the Transaction" on page 44.

CONFLICTS OF INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS

Our directors and executive officers may have interests in the transaction that are different from your interests as a stockholder, and have relationships that may present conflicts of interest, including the following:

- each member of our board of directors and each of our executive officers that hold 1,000 or more shares of Maxco’s common stock will retain their shares after the transaction;

- each of our executive officers, except Max A. Coon, holds options to purchase more than 1,000 shares of Maxco’s common stock, which, unless exercised or expire, will remain outstanding after the transaction; and

- as a result of the transaction, the common stockholders who own of record at the effective time of the transaction 1,000 or more shares, such as our board members and executive officers, will increase their percentage ownership in Maxco as a result of the transaction. For example, assuming the transaction is approved, the beneficial ownership percentage of common stock of the current directors and executive officers of Maxco as a group will increase from approximately 43.7% to 44.0% as a result of the reduction of the number of shares of common stock outstanding by approximately 57,000 shares.

See "Special Factors - Interests of Officers and Directors in the Transaction" on page 42.

EXCHANGE OF CERTIFICATES

Those holding fewer than 1,000 shares:
Promptly after the transaction, Maxco will send a letter of transmittal and instructions to effect the surrender of certificates for Maxco’s common stock to all stockholders who, based on information available to Maxco, appear to be holders of fewer than 1,000 shares of Maxco’s common stock. Upon surrender of a certificate for cancellation to Maxco together with such letter of transmittal, duly completed and executed, the holder of the certificate will receive a cash payment of $6.00 per share, without interest, from Maxco. See "The Proposed Amendment - Exchange of Certificates” on page 53.

Those holding 1,000 or more shares:
Maxco will mail to each holder of 1,000 or more shares of common stock immediately after the effective time of the transaction a letter of transmittal and instructions to effectuate surrender of their existing certificates in exchange for new certificates with a new CUSIP number.

U.S. FEDERAL INCOME TAX CONSEQUENCES

Generally, for stockholders who hold fewer than 1,000 shares of common stock before the transaction, the receipt of cash for fractional shares will be treated for tax purposes in the same manner as if the shares were sold in the market for cash. Stockholders who will remain stockholders of Maxco following the transaction should not be subject to taxation as a result of the transaction. Tax matters are very complicated, and the tax consequences to you of the transaction will depend on your own situation. Please read "Special Factors - U.S. Federal Income Tax Consequences" beginning on page 45.

QUESTION AND ANSWERS ABOUT THE MEETING AND TRANSACTION

ABOUT THE MEETING AND VOTING PROCEDURES

Q:	WHY AM I RECEIVING THESE MATERIALS?

A.
We sent you the enclosed materials because our board of directors is soliciting votes for use at our Special Meeting of Stockholders, which will take place on January __, 2006. As a stockholder, you are invited to attend the Special Meeting, and if you are a holder of our common stock or our series three preferred stock or series six preferred stock, you are entitled, and requested, to vote on the transaction described in this proxy statement.

This proxy statement provides information that you need to know in order to cast an informed vote at the meeting. You do not need to attend the Special Meeting, however, to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We began sending this proxy statement, notice of Special Meeting, 2005 annual report, September 30, 2005 quarterly report, and enclosed proxy card on or about December __, 2005 to all stockholders entitled to notice of and to vote at the Special Meeting. The record date for stockholders entitled to vote is December 2, 2005. On that date, there were 3,446,995 shares of our common stock outstanding, 14,784 series three voting preferred stock outstanding and 7,812.5 series six voting preferred stock outstanding. Stockholders are entitled to one vote for each share of common stock held as of the record date. Stockholders of series three and six preferred shares are entitled to 20 votes for each one of such shares.

Q:	WHAT IS THE TIME AND PLACE OF THE ANNUAL MEETING?

A.	The Special Meeting will be held at the principal office of Maxco, located at 1118 Centennial Way, Lansing, MI 48917 at 3:30 p.m., eastern time on January __, 2006.

Q:	WHO IS SOLICITING MY PROXY?

A:	The board of directors of Maxco.

Q:	WHAT PROPOSALS WILL BE VOTED ON AT THE SPECIAL MEETING?

A:
You are being asked to vote on the approval of the proposed Certificate of Amendment to the Articles of Incorporation that will provide for a 1-for-1,000 reverse stock split followed immediately by a 1,000-for-1 forward stock split of our common stock. Stockholders whose shares are converted into less than one whole share in the reverse split (meaning they held fewer than 1,000 shares at the effective time of the transaction) will receive a cash payment from Maxco for their fractional share interest equal to $6.00 in cash, without interest, for each share of common stock they held immediately prior to the transaction. Stockholders who own 1,000 or more common shares at the effective time of the transaction will continue to own the same number of common shares after the transaction. Assuming Maxco has fewer than 300 common stockholders of record after the transaction, Maxco intends to file a Form 15 with the SEC to deregister Maxco’s common stock under the federal securities laws. Thereafter, Maxco would no longer be subject to the reporting and related requirements of the Exchange Act, and our common stock would cease to be traded on the Nasdaq SmallCap Market. Any trading in our common stock after the transaction will only occur in the over-the-counter markets or in privately negotiated sales, and our common stock will likely only be quoted in the "pink sheets."

Q:	WHAT IS MAXCO’S VOTING RECOMMENDATION?

A:
Our board of directors has determined that the transaction is advisable and in the best interests of Maxco and its stockholders. Our board of directors therefore unanimously approved the transaction and recommends that you vote "FOR" approval of this matter at the Special Meeting.

Q:	WHAT SHARES CAN I VOTE?

A:
You may vote all shares of Maxco’s common stock and voting preferred stock (series three and series six) that you own as of the close of business on the record date, which was December 2, 2005. These shares include shares held:

- directly in your name as the "stockholder of record," and

- for you as the "beneficial owner" either through a broker, bank or other nominee.

For additional information, see the question and answer directly below.

Q:	WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A STOCKHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

A:
Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your common shares or series three preferred shares are registered directly in your name with our transfer agent, Registrar and Transfer Company (the "Transfer Agent"), or your series six preferred shares are registered directly in your name with us, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent to you by Maxco. As the stockholder of record, you have the right to vote by proxy or to vote in person at the Special Meeting. Maxco has enclosed a proxy card for you to use.

Beneficial Owner

If your common or series three preferred shares are held in a stock brokerage account or by a bank or other nominee, you are considered the "beneficial owner" of shares held in "street name" with respect to those shares, and the proxy materials are being forwarded to you by your broker or other nominee. Your broker or other nominee is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or other nominee how to vote and are also invited to attend the Special Meeting. As a beneficial owner, however, you are not the stockholder of record, and you may not vote these shares in person at the Special Meeting unless you obtain a signed proxy appointment form from the stockholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Q:	WHO MAY BE PRESENT AT THE SPECIAL MEETING AND WHO MAY VOTE?

A:
All holders of our common stock and preferred stock may attend the Special Meeting in person. Only holders of record of our common stock and voting preferred stock as of December 2, 2005 may cast their votes in person at the Special Meeting.

Q:	HOW CAN I VOTE MY SHARES WITHOUT ATTENDING THE SPECIAL MEETING?

A:
Whether you hold your shares entitled to vote directly as stockholder of record or beneficially in street name, you may direct your vote without attending the Special Meeting. You may vote by signing your proxy card or, for such shares held in street name, by signing the voting instruction card included by your broker or nominee, and mailing it in the enclosed, pre-addressed envelope. If you provide specific voting instructions, your voting shares will be voted as you instruct. If you hold your shares of record and sign your proxy card, but do not provide instructions, your voting shares will be voted as described below in "How are my votes counted?"

Q:	HOW ARE MY VOTES COUNTED?

A:
You may vote "FOR," "AGAINST" or "ABSTAIN" on the transaction. If you "ABSTAIN," it has the same effect as a vote "AGAINST" the transaction. If you sign and date your proxy form with no further instructions, your shares will be voted "FOR" the approval of the transaction.

ABOUT THE TRANSACTION

Q:	WHAT ARE THE PURPOSE AND REASONS FOR THE TRANSACTION?

A:
If approved, the transaction will enable Maxco to terminate its registration as an SEC reporting company and thus terminate its obligations to file annual and periodic reports and make other filings with the SEC. The reasons for the proposed transaction and subsequent termination of SEC registration include:

- eliminating the costs associated with filing documents under the Exchange Act with the SEC;

- eliminating the costs of compliance with the Sarbanes-Oxley Act of 2002 and related regulations;

- reducing the direct and indirect costs of administering stockholder accounts and responding to stockholder requests; and

- affording stockholders holding fewer than 1,000 common shares immediately before the transaction the opportunity to receive cash for their shares without having to pay brokerage commissions and other transactions costs.

- eliminating the competitive disadvantages associated with filing reports with the SEC and otherwise complying with the requirements of the Exchange Act.

Q:	WHAT DOES TERMINATING REGISTRATION UNDER THE EXCHANGE ACT AND BECOMING A NON-SEC REPORTING COMPANY MEAN?

A.
Following the transaction, Maxco will likely have fewer than 300 common stockholders of record and will be eligible to terminate the registration of its common stock under the Exchange Act. In this regard, Maxco will no longer have to file periodic reports, such as annual, quarterly and other reports, with the SEC, and its executive officers, directors and 10% stockholders will no longer be required to file reports relating to their transactions in Maxco’s stock with the SEC. Additionally, Maxco’s common stock will cease to be quoted on the Nasdaq SmallCap Market, any trading in our common stock will occur in the over-the-counter markets or in privately negotiated sales, and our common stock will likely only be quoted in the "pink sheets."

Q:	WHAT WILL I RECEIVE IN THE TRANSACTION?

A:
If you own fewer than 1,000 shares of Maxco’s common stock immediately before the effective time of the transaction you will receive $6.00 in cash, without interest, from Maxco for each common share you own immediately before the 1-for-1,000 reverse split. If you own 1,000 or more shares of Maxco’s common stock at the effective time of the transaction, you will not receive any cash payment for your shares in connection with the transaction and will continue to hold the same number of shares of Maxco’s common stock as you did before the transaction. Please read the discussion under "Special Factors" for a description of the treatment of shares held in street name.

Q:	WHAT IF I HOLD COMMON SHARES IN STREET NAME?

A:
Maxco intends to treat stockholders holding common stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names. Nominees may have different procedures, however, and stockholders holding common stock in street name should contact their nominees. Please read the discussion under "Special Factors" for a description of the treatment of shares held in street name.

Q:	HOW WILL MAXCO BE OPERATED AFTER THE TRANSACTION?

A:
Assuming that Maxco has fewer than 300 common stockholders of record after the transaction, Maxco will file a Form 15 with the SEC to terminate the registration of its common stock under the federal securities laws. Upon such filing, Maxco would no longer be subject to the reporting and related requirements under the federal securities laws that are applicable to SEC reporting companies. Maxco expects its business and operations to continue as they are currently being conducted and, except as disclosed in this proxy statement, the transaction is not anticipated to have any effect upon the conduct of such business. As a result of the transaction, stockholders of Maxco who received cash for their common shares in the transaction will no longer have a continuing interest as common stockholders of Maxco and will not share in any future earnings and growth of Maxco. Also, Maxco expects that after this transaction, its shares will be delisted from the Nasdaq SmallCap Market, which may adversely affect the liquidity of its common stock. Any trading in Maxco common stock will only occur in the over-the-counter market or in privately negotiated sales, and Maxco’s common stock will likely only be quoted in the "pink sheets."

Q:	WHEN DO YOU EXPECT THE TRANSACTION TO BE COMPLETED?

A:
We expect the transaction to be completed as soon as reasonably practicable after the Special Meeting and the Certificate of Amendment to the Articles of Incorporation is received, and deemed filed by, the State of Michigan.

Q:	WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION TO ME?

A:
The receipt of cash in the transaction will be taxable for federal income tax purposes. Stockholders who do not receive cash in the transaction should not be subject to taxation as a result of the transaction. To review the material tax consequences in greater detail, please read the discussion under "Special Factors - U.S. Federal Income Tax Consequences."

Q:	IF I OWN FEWER THAN 1,000 COMMON SHARES, IS THERE ANY WAY I CAN CONTINUE TO BE A STOCKHOLDER OF MAXCO AFTER THE TRANSACTION?

A:
If you own fewer than 1,000 common shares before the reverse stock split, the only way you can continue to be a stockholder of Maxco after the transaction is to purchase, prior to the effective date, sufficient additional shares to cause you to own a minimum of 1,000 common shares on the effective date. We cannot assure you, however, that any common shares will be available for purchase.

Q:	IS THERE ANYTHING I CAN DO IF I OWN 1,000 OR MORE COMMON SHARES, BUT WOULD LIKE TO TAKE ADVANTAGE OF THE OPPORTUNITY TO RECEIVE CASH FOR MY COMMON SHARES AS A RESULT OF THE TRANSACTION?

A:
If you own 1,000 or more common shares before the transaction, you can only receive cash for all of your common shares if, prior to the effective date, you reduce your stock ownership to fewer than 1,000 common shares by selling or otherwise transferring your common shares. We cannot assure you, however, that any purchaser for your common shares will be available.

Alternatively, before the effective date, you could divide the common shares you own among different record holders so that fewer than 1,000 common shares are held in each account. For example, you could divide your shares between your own name and a brokerage account so that fewer than 1,000 common shares are held in each account.

Q:
WHAT HAPPENS IF I OWN A TOTAL OF 1,000 OR MORE COMMON SHARES BENEFICIALLY, BUT I HOLD FEWER THAN 1,000 COMMON SHARES OF RECORD IN MY NAME AND FEWER THAN 1,000 COMMON SHARES WITH MY BROKER IN "STREET NAME"?

A:
An example of this would be if you have 500 common shares registered in your own name with our transfer agent, and you have 500 common shares held through your broker in "street name." Accordingly, you are the beneficial owner of 1,000 shares, but you do not own 1,000 shares of record or beneficially in street name. If this is the case, as a result of the transaction, you would receive cash for the 500 shares you hold of record. You would also receive cash for the 500 shares held in street name if your broker or other nominee accepts our offer for each beneficial owner of fewer than 1,000 shares of common stock held in the broker's or nominee's name to receive cash for fractional shares.

Q:
IF I OWN AT LEAST 1,000 COMMON SHARES, BUT SUCH SHARES ARE SPLIT AMONG RECORD OWNERS AS DESCRIBED ABOVE SO THAT NO RECORD OWNER HOLDS AT LEAST 1,000 COMMON SHARES, BUT I WISH TO CONTINUE TO OWN COMMON STOCK OF MAXCO AFTER THE TRANSACTION, WHAT CAN I DO?

A:
Before the effective date, you could put all of the common shares you own beneficially in one record name, either in your name or in street name, so that the total common shares you own that are held of record in the same name is at least 1,000 common shares, and then you would continue to be a stockholder after the effective date.

Q:	SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:	No. After the transaction has been completed, we will send instructions on how to receive any cash payments you may be entitled to receive.

SUMMARY FINANCIAL INFORMATION

SUMMARY HISTORICAL FINANCIAL INFORMATION

The following summary of historical consolidated financial data was derived from Maxco’s audited consolidated financial statements as of and for each of the fiscal years ended March 31, 2005 and March 31, 2004 and for the unaudited interim periods ended September 30, 2004 and September 30, 2005. This financial information is only a summary and should be read in conjunction with the consolidated financial statements of Maxco and other financial information, including the notes thereto, for each of the fiscal years ended March 31, 2005 and March 31, 2004 contained in Maxco’s Annual Report on Form 10-K for the year ended March 31, 2005. The consolidated financial statements and other financial information, including the notes thereto, as of and for each of the fiscal years ended March 31, 2005 and March 31, 2004 are incorporated by reference in this proxy statement from Maxco’s Annual Report on Form 10-K for the year ended March 31, 2005. See "Where You Can Find More Information" and "Documents Incorporated by Reference.”

CONDENSED STATEMENTS OF INCOME DATA
			Six Months Ended
	Year Ended March 31,		September 30,
	2004	2005	2004	2005
			(Unaudited)
Total Revenues	$40,798	$45,364	$22,523	$22,844
Total Operating Expenses	40,629	43,361	21,712	21,751
Operating Income	169	2,003	811	1,093
Interest Expense	1,682	1,517	765	737
Net Income (Loss)	(1,531)	134	254	393
Net Income (Loss) Per Share:
Basic	$(0.63)	$(0.09)	$0.02	$0.05
Diluted	$(0.63)	$(0.09)	$0.02	$0.05

CONDENSED BALANCE SHEET DATA
	March 31,		September 30,
	2004	2005	2005
			(Unaudited)
	(in thousands, except per share data)
Total Current Assets	$8,544	$9,143	$10,100
Total Long-Term Assets	26,937	24,023	27,126
Total Current Liabilities	16,280	17,131	19,528
Total Long-Term Liabilities	11,480	7,070	7,265
Total Stockholders' Equity	7,721	8,965	10,433
Total Common Equity	3,647	4,891	5,108
Book Value Per Common Share	$1.06	$1.42	$1.48

SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following pro forma condensed statements of income and pro forma balance sheet are based on historical data, adjusted to give effect to the cash payment for fractional shares resulting from the transaction. The pro forma condensed statements of income and pro forma balance sheet are based on the assumption that an aggregate of approximately 57,000 shares will result in fractional shares and will be purchased by Maxco for approximately $345,000 with approximately $105,000 in costs incurred.

The following unaudited pro forma condensed statements of income data for the six months ended September 30, 2005, and pro forma condensed balance sheet data of Maxco at September 30, 2005, give effect to the transaction as if it had occurred on April 1, 2004. The pro forma information set forth below is not necessarily indicative of what Maxco’s actual financial position would have been had the transaction been consummated as of the above referenced date or of the financial position that may be reported by Maxco in the future.

PRO FORMA CONDENSED STATEMENTS OF INCOME DATA
	Six Months Ended	September 30,
	2004	2005
	(Unaudited)
	(in thousands, except per share data)
Total Revenues	$22,523	$22,844
Total Operating Expenses	21,677	21,716
Operating Income	846	1,128
Interest Expense	765	737
Net Income	289	428
Net Income Per Share:
Basic	$0.03	$0.07
Diluted	$0.03	$0.07

PRO FORMA CONDENSED BALANCE SHEET DATA
September 30,
2005
(Unaudited)
(in thousands, except per share data)
Total Current Assets	$9,650
Total Long-Term Assets	27,126
Total Current Liabilities	19,528
Total Long-Term Liabilities	7,265
Total Stockholders' Equity	9,983
Total Common Equity	4,658
Book Value Per Common Share	$1.37

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

As of September 30, 2005, there were 3,446,995 shares of Maxco common stock, no par value per share, issued and outstanding. There were approximately 530 common stockholders of record as of such date.

Maxco’s common stock trades on the Nasdaq SmallCap Market under the symbol "MAXC." The following table shows the quarterly high and low sales prices for the common stock during fiscal 2005 and 2004 for the periods indicated, and to date in fiscal 2005, as reported by the Nasdaq SmallCap Market.

	HIGH	LOW
FISCAL 2006
First Quarter	$5.00	$3.25
Second Quarter	5.25	3.52

FISCAL 2005
First Quarter	3.50	2.35
Second Quarter	5.58	2.50
Third Quarter	5.02	3.00
Fourth Quarter	4.30	3.20

FISCAL 2004
First Quarter	4.52	2.35
Second Quarter	3.50	2.44
Third Quarter	3.20	2.02
Fourth Quarter	3.00	1.99

On October 31, 2005, the last day Maxco traded prior to the announcement of the board's approval of the transaction, the closing price of Maxco’s common stock was $5.07 per share. Maxco announced the board's approval of the transaction on November 11, 2005.

Maxco has not paid a cash dividend on its common stock in the last 2 years and does not expect to pay a cash dividend in the foreseeable future. Maxco currently intends to retain any future earnings to finance the development and the growth of the business generally.

STOCK PURCHASES BY MAXCO

Maxco has not purchased any shares of its common stock within the past two years.

THE SPECIAL MEETING

GENERAL

We are providing this proxy statement to Maxco’s stockholders of record as of December 2, 2005, along with a form of proxy that the Maxco’s board of directors is soliciting for use at the Special Meeting to be held on January __, 2006 at 3:30 p.m., eastern time, at the Company's corporate office at 1118 Centennial Way, Lansing, Michigan. At the Special Meeting, the common and voting preferred stockholders will vote upon:

1.	a proposal to amend the Company’s Articles of Incorporation to effect a 1-for-1,000 reverse stock split followed immediately by a 1,000-for-1 forward stock split of the Company's common stock;

2.
a proposal to grant the Company’s Board of Directors discretionary authority to adjourn the special meeting if necessary to satisfy the conditions to completing the transaction, including for the purpose of soliciting proxies to vote in favor of the transaction;

3.	to transact such other business as may properly come before the meeting.

WHO CAN VOTE AT AND ATTEND THE SPECIAL MEETING

You may vote all Maxco’s common stock and voting preferred stock that you own as of the close of business on the record date, which was December 2, 2005. These shares include:

- shares held directly in your name as the "stockholder of record," and

- shares held for you as the "beneficial owner" either through a broker, bank or other nominee.

Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record. If your common or series three preferred shares are registered directly in your name with our transfer agent, Registrar and Transfer Company (the "Transfer Agent") or your series six preferred shares are registered directly in your name with us, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent to you by Maxco. As such stockholder of record, you have the right to vote by proxy or to vote in person at the Special Meeting. Maxco has enclosed a proxy card for you to use.

Beneficial Owner. If your common or series three preferred shares are held in a stock brokerage account or by a bank or other nominee, you are considered the "beneficial owner" of shares held in "street name" with respect to those shares, and the proxy materials are being forwarded to you by your broker or other nominee. Your broker or other nominee is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or other nominee how to vote and are also invited to attend the Special Meeting. As a beneficial owner, however, you are not the stockholder of record, and you may not vote these shares in person at the Special Meeting unless you obtain a signed proxy appointment form from the stockholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

All holders of our common stock and preferred stock may attend the Special Meeting in person. If you are a beneficial owner of Maxco’s common stock or preferred stock held by a broker, bank or other nominee (i.e., in "street name"), you will need proof of ownership to be admitted to the Special Meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. Only holders of record of our common stock and voting preferred stock (series three and series six) as of December 2, 2005 may cast their votes in person at the Special Meeting.

Whether you hold your common or voting preferred shares directly as stockholder of record or beneficially in street name, you may direct your vote without attending the Special Meeting. You may vote by signing your proxy card or, for such shares held in street name, by signing the voting instruction card included by your broker or nominee and mailing it in the enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, such shares will be voted as described above in "Questions and Answers About the Meeting and Transaction - About the Transaction - How are my votes counted?"

ANNUAL REPORT

Copies of our Annual Report on Form 10-K for the year ended March 31, 2005 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 are included with the proxy sent to stockholders. It is also available upon request from Maxco. See "Where You Can Find More Information" and "Documents Incorporated by Reference."

VOTE REQUIRED

The required vote for each of the proposals presented at the Special Meeting are as follows:

- The transaction is subject to approval of the affirmative vote of holders of a majority of the voting interest of the outstanding shares of our common stock, and voting preferred stock (series three and series six).

- Approval of granting the board of directors with discretionary authority to adjourn the Special Meeting requires the affirmative vote of a majority of the shares voting on the proposal.

The proposals to approve the transaction and grant the board of directors with discretionary authority to adjourn the Special Meeting are "non-discretionary" items, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, shares held in street name that have been designated by brokers on proxy cards as not voted with respect to that proposal ("broker non-vote shares") will not be counted as votes cast.

Action on other matters, if any, that are properly presented at the meeting for consideration of the stockholders will be approved if a quorum is present and the votes cast favoring the action exceed the votes cast opposing the action. A quorum will be present if a majority of the voting shares outstanding of Maxco’s common and series three and series six preferred stock entitled to vote is represented at the meeting in person or by proxy. Shares with respect to which proxies have been marked as abstentions and broker non-vote shares will be treated as shares present for purposes of determining whether a quorum is present. The board of directors is not aware of any other business to be presented at the meeting other than matters incidental to the conduct of the meeting.

As of November 10, 2005, our current directors and executive officers owned 1,435,420 shares of Maxco’s outstanding common stock as well as beneficially owned shares of series three and series six preferred stock with an aggregate of 308,150 votes for a total of 1,743,570 shareholder votes or 44.7% of the total votes available that would be entitled to vote at the Special Meeting. If our directors and executive officers exercised presently exercisable options they hold prior to the record date for the Special Meeting, they would own and have voting rights of approximately 1,868,570 shares or approximately 46.3% of the outstanding shares of common stock entitled to vote at the Special Meeting. The directors and executive officers of Maxco have indicated that they will vote "FOR" each of the proposals presented at the Special Meeting.

VOTING AND REVOCATION OF PROXIES

The shares of Maxco’s common and voting preferred stock represented by properly completed proxies received at or before the time for the Special Meeting (or any adjournment) will be voted as directed by the respective stockholders unless the proxies are revoked as described below  If no instructions are given, executed proxies will be voted:

- "FOR" approval of the transaction;

- "FOR" approval of the proposal granting the board of directors discretionary authority to adjourn the Special Meeting.

The proxies will be voted in the discretion of the proxy holders on other matters, if any, that are properly presented at the Special Meeting and voted upon.

You may revoke your proxy at any time before the vote is taken at the Special Meeting. To revoke your proxy, you must either: notify Max A. Coon in writing at Maxco’s principal executive office; submit a later dated proxy to Mr. Coon; or attend the Special Meeting and vote your shares in person. Your attendance at the Special Meeting will not automatically revoke your proxy. If you hold your shares entitled to vote in street name, please see the voting form provided by your broker for additional information regarding the voting of your shares. Your broker may allow you to deliver your voting instructions via the telephone or the internet. Please see the voting instruction form from your broker. If your shares entitled to vote are not registered in your name, you will need additional documentation from your record holder to vote the shares in person.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The board of directors of Maxco has approved the transaction and believes that it is fair to and in the best interests of, Maxco and its stockholders. The board of directors unanimously recommends that Maxco’s stockholders vote "FOR" approval of the transaction.

The board of directors of Maxco also recommends "FOR" the proposal to grant the board of directors with discretionary authority to adjourn the Special Meeting.

SPECIAL FACTORS

BACKGROUND OF THE TRANSACTION

Stockholder Information

As of September 30, 2005, Maxco had approximately 530 record holders of its common stock, of which approximately 460 record holders, or approximately 86.7% of the total number of record holders, owned fewer than 1,000 shares of common stock. These record holders owning fewer than 1,000 shares own, in the aggregate, approximately 57,000 or approximately 1.6% of the outstanding shares of our common stock.

We have no direct knowledge of the number of shares of our common stock owned beneficially (but not of record) by persons who own fewer than 1,000 shares of our common stock and who hold the shares in street name.

In summary, we estimate that there are approximately 57,000 shares of our common stock, representing approximately 1.6% of our outstanding common shares, held by approximately 460 record stockholders holding fewer than 1,000 shares. If the number of record common stock holders is reduced to fewer than 300, Maxco would be able to deregister its common stock under the Exchange Act and would no longer be subject to the SEC filing and reporting requirements imposed on SEC reporting companies.

Board Deliberations

Since as early as April 2001, management has considered the topic of SEC deregistration in the context of an overall capitalization and business strategy. Management’s interest in deregistration as an SEC reporting company was the result of continuing discussions of management regarding the high costs of being an SEC reporting company, especially after the passage of the Sarbanes-Oxley Act of 2002 and additional SEC and Nasdaq regulations. Management has considered the cost-savings benefits of SEC deregistration in light of the lack of liquidity in the Company’s stock and limited benefits of remaining an SEC reporting company. Management has also considered that the Company's common stock would be available to trade in the over-the-counter markets following SEC deregistration and would likely be quoted on the "pink sheets." Management discussed these topics with Maxco’s outside legal counsel, Warren Cameron Asciutto & Blackmer, P.C. ("Warren Cameron"), and potential methods for deregistration as an SEC reporting company, which would require Maxco to reduce the number of common stockholders of record to less than 300. Warren Cameron stated that a tender offer or reverse stock split would be two methods of achieving the goal of reducing the number of common stockholders of record to less than 300.

The independent directors of Maxco discussed the topic of deregistration at a meeting of the independent directors held on March 4, 2005 as part of discussions of the capital structure of the Company. The independent board members deferred the decision on deregistration as compliance with the internal controls’ requirements of Section 404 of Sarbanes-Oxley Act of 2002 had been delayed by the SEC.

At a board meeting on August 11, 2005, management reported to the board that although implementation of Section 404 of Sarbanes-Oxley Act of 2002 had been further delayed, the Company needed to make preparations for such compliance. As the result of considering the costs associated with such preparation and continued compliance, the lack of liquidity in the Company’s stock, and the inability to effectively utilize the capital market, the board appointed the independent directors to serve as the special committee to further explore the possibility of deregistration as an SEC reporting company. Discussions were held regarding the various methods of effectuating SEC deregistration, and ultimately the consideration of a reverse stock split seemed apparent as the most practical method.

Subsequent discussions among the special committee and management included that a pre-split price per share of $6.00 would be fair and reasonable to the common shareholders. The special committee also decided it was appropriate to hire a financial advisor to opine on the fairness of the transaction. The special committee considered proposals from two different firms to serve as financial advisor, one of which was GBQ. On August 25, 2005, the special committee met with GBQ to discuss their engagement. At this meeting, after substantial discussion, the special committee chose GBQ as its financial advisor because of GBQ’s experience and credentials in the valuation area. On September 1, 2005, the special committee engaged GBQ to serve as its financial advisor.

On October 17, 2005, the special committee met telephonically in order for GBQ to provide its presentation and opinion. The full text of the opinion is attached as Appendix B. GBQ reviewed its valuation based on two methods, the discounted cash flow method (Income Approach), and the guideline public company method (Market Approach). In addition to the valuation, GBQ reviewed the premiums paid in historical going-private transactions. The special committee discussed with GBQ the various assumptions made in the preliminary valuation and in the use of management's projections. GBQ also discussed how companies were selected for the market valuation approach. Mr. Shunsky presented to the special committee a reverse stock split analysis based on 1 for 100, 1 for 200, and 1 for 1000 reverse splits. Mr. Shunsky discussed the costs for cashing out fractional stockholders at each of these levels and the estimated number of stockholders of record that would remain at each reverse split level. In considering the cash consideration for fractional shares, the special committee reviewed a number of factors as discussed in "Special Factors - Recommendation of the Special Committee" beginning on page 28 below. The special committee also considered the findings of GBQ, including GBQ’s valuation range of $2.70 to $5.60 per share of Maxco’s common stock. Additionally, the special committee considered that the offer price of $6.00 per share reflects a premium of 18.3% over the Company’s October 12, 2005 stock price. After a lengthy discussion, the special committee arrived at a consensus of $6.00 per pre-split share as the cash consideration to be paid for fractional shares in the transaction. Upon conclusion of its deliberations, the special committee unanimously determined to recommend to the board of directors that the board determine: (i) that both the transaction and cash consideration are advisable, fair and in the best interests of Maxco and all of its stockholders, including all unaffiliated stockholders, and (ii) that the cash consideration and transaction both be approved.

At a meeting of the special committee on November 8, 2005, the special committee reconsidered the factors discussed in “Special Factors - Recommendation of the Special Committee” in light of our September 30, 2005 financial information, and unanimously reconfirmed its determination to recommend the transaction to the board of directors.

At a board meeting on November 8, 2005, Dr. Mallory, chairman of the special committee, reported on the special committee meetings held on October 17, 2005, and November 8, 2005. The board discussed extensively the status of the committee's review of the reverse stock split, the estimated cost to accomplish the transaction, and the cost savings that would be realized by SEC deregistration. The board also considered the proposed transaction and the cash consideration of $6.00 per pre-split share to be paid to stockholders who would otherwise receive less than one share in the reverse stock split. In considering the price for the cash consideration, the board reviewed a number of factors as discussed in "Special Factors - Recommendation of the Board of Directors; Fairness of the Proposed Transaction" beginning on page 32. The board also considered the special committee's recommendation and the opinion of the special committee's financial advisor. The board unanimously voted to approve the transaction and directed that the transaction be submitted to stockholders for a vote at the upcoming Special Meeting of Stockholders. The board recommended that stockholders approve the transaction.

PURPOSE AND REASONS FOR THE TRANSACTION

The purpose of the transaction is to cash-out the equity interests in Maxco of stockholders who, as of the effective date, hold fewer than 1,000 shares of common stock in any discrete account at a price determined to be fair by the entire board in order to enable Maxco to deregister its common stock under the Exchange Act and thus terminate its obligation to file annual and periodic reports and make other filings with the SEC.

Summary of Reasons

The reasons for the transaction and subsequent deregistration of Maxco as an SEC reporting company include:

- eliminating the costs and administrative burden associated with filing periodic reports and other documents under the Exchange Act with the SEC;

- eliminating the costs and investment of management time associated with compliance with the Sarbanes-Oxley Act of 2002 and related regulations;

- reducing the direct and indirect costs of administering stockholder accounts and responding to stockholder requests by reducing the number of small stockholder accounts;

- affording stockholders holding fewer than 1,000 common shares immediately before the transaction the opportunity to receive cash for their shares at a price that represents a premium of 26.3% and 47.5% over the average 30 day and one year closing prices, respectively, before the public announcement of the proposed transaction, without having to pay brokerage commissions and other transaction costs; and

- eliminating the competitive disadvantages associated with filing reports with the SEC and otherwise complying with the requirements under the Exchange Act.

Benefits and Cost Savings of Termination as an SEC Reporting Company

Maxco incurs direct and indirect costs associated with the filing and reporting requirements imposed on SEC reporting companies. As an SEC reporting company, Maxco is required to prepare and file with the SEC, among other items, the following:

- Annual Reports on Form 10-K;

- Quarterly Reports on Form 10-Q;

- Proxy statements and stockholder reports as required by Regulation 14A under the Exchange Act; and

- Current Reports on Form 8-K.

In addition, Maxco also pays for the costs of its directors' and officers' Section 16(a) reports (Forms 3, 4 and 5) and Section 13(d) reports (Schedule 13D or Schedule 13G, if such director or officer is a 5% stockholder).

The costs associated with these reports and other filing obligations are a significant overhead expense. These costs include professional fees for our auditors and legal counsel, printing and mailing costs, internal compliance costs, Nasdaq listing fees and transfer agent costs. These SEC registration-related costs have been increasing over the years, and Maxco believes that they will continue to increase, particularly as a result of the additional reporting and disclosure obligations imposed on SEC reporting companies by the recently enacted Sarbanes-Oxley Act of 2002.

Maxco also incurs substantial indirect costs as a result of, among other things, management's time expended in preparing and reviewing such filings. Because Maxco has relatively few executive personnel, these activities consume a disproportionate amount of resources compared to value generating efforts. The annual savings that Maxco expects to realize as a result of the transaction are estimated as follows:

Independent Auditors and Other Compliance Costs	$100,000
Compliance with Section 404 of the Sarbanes-Oxley Act*	$150,000
Legal Costs Attributable to SEC Reporting	$50,000
Nasdaq Fees	$25,000
Transfer Agent, Printing and Mailing	$5,000
Other	$20,000
Total**	$350,000

*	Initial compliance with Section 404 of the Sarbanes-Oxley is estimated to cost $250,000.

**
Special savings in year one following the transaction will be approximately $450,000, as a result of the increased compliance costs for year-one compliance with Section 404 of the Sarbanes Oxley-Act. This figure does not take into account any additional costs that may be necessary to remediate any deficiencies, if any, in Maxco’s internal controls.

Estimates of the annual savings expected to be realized if the transaction is implemented are based upon in some instances, Maxco’s management's estimates, information provided by others, or upon verifiable assumptions. For example, its auditors have informed Maxco informally, there will not be a need for incurring auditing fees relating to filing reports with the SEC or for the auditor to attest to internal controls pursuant to Section 404 of the Sarbanes-Oxley Act. In addition, there will be more limited needs for legal counsel for SEC matters and for a financial printer if Maxco no longer files reports with the SEC
Other estimates were more subjective, such as: possible savings in transfer agent's fees, the lower printing and mailing costs attributable to such reduction and the less complicated disclosure required by Maxco’s private status; the need for fewer directors' and committee meetings; and the consequent reduction in associated expenses (e.g., word processing, edgarizing, telephone and fax charges associated with SEC filings, and the elimination of charges by brokers and banks to forward materials to beneficial holders).

The estimates set forth above are just that - estimates, and the actual savings to be realized may be higher or lower than estimated above. Maxco expects that if it terminates SEC registration during fiscal 2006, then a portion of the estimated savings could be realized in fiscal 2006. In addition, Maxco expects the various costs associated with remaining an SEC reporting company will continue to increase as a result of enactment of the Sarbanes-Oxley Act of 2002 and regulations adopted pursuant to that legislation. Based on Maxco’s size and resources, the board does not believe the costs associated with remaining an SEC reporting company are justified. In light of these disproportionate costs, the board believes that it is in the best interests of Maxco and all of its stockholders to eliminate the administrative burden and costs associated with these small record accounts.

Comparing the Benefits of Termination versus Remaining an SEC Reporting Company

The board believes that Maxco will not benefit significantly from remaining an SEC reporting company. Even as an SEC reporting company that is listed on the Nasdaq SmallCap Market, there is a very limited trading market for our common shares, especially for sales of larger blocks of our common shares, and stockholders derive little benefit from Maxco’s status as an SEC reporting company that is listed on the Nasdaq SmallCap Market. During the 12-month period prior to announcement of the proposed transaction, from November 11, 2004 to November 10, 2005, the average daily trading volume on the Nasdaq SmallCap Market of Maxco’s common stock was approximately 1300 shares (rounded to the nearest 100 shares). Our small public float and limited trading volume have limited the ability of our common stockholders to sell their shares without also reducing our trading price.

Further, the board has no present intention to raise capital through sales of securities in a public offering in the future or to acquire other business entities using Maxco’s common stock as the consideration for any acquisition, and Maxco is therefore unlikely to have the opportunity to take advantage of its current status as an SEC for these purposes. If for any reason the board of directors decides in the future to access the public capital markets, Maxco could do so by filing a registration statement for such securities.

Other Benefits

The cost of administering each stockholder's account and the amount of time spent by Maxco’s management in responding to stockholder requests is the same regardless of the number of shares held in the account. Accordingly, the burden to Maxco maintaining many small accounts is disproportionately high when compared to the number of shares involved. Unlike many larger SEC reporting companies, Maxco does not have employees assigned to managing investor relations. Instead, Maxco’s executive officers respond directly to stockholder requests, and time spent fulfilling these duties limits the time that such officers are able to allocate to other aspects of managing Maxco. Therefore, Maxco’s management believes that it would be beneficial to Maxco and its stockholders as a whole to eliminate the administrative burden and cost associated with the approximately 460 record stockholders accounts containing fewer than 1,000 shares of common stock.

In certain respects, moreover, registration under the Exchange Act has resulted in Maxco being at a competitive disadvantage with respect to its privately-held competitors. In the board's view, some of Maxco’s competitors have a cost advantage in that they do not have the operating expenses associated with being an SEC reporting company. Further, Maxco’s competitors can use publicly disclosed information that Maxco files under the Exchange Act to the detriment of Maxco. Publicly available information on Maxco can be readily analyzed by privately-held competitors rendering Maxco at a competitive disadvantage in the marketplace. Conversely, Maxco does not have access to similar information with respect to non-SEC reporting competitors nor can it protect information about its business if it is mandated by federal securities laws to publish such information on an annual or quarterly basis.

Timing of the Transaction

In light of the foregoing, the board believes that it is in the best interests of Maxco and its stockholders, including unaffiliated stockholders, to change the status of Maxco to a SEC non- reporting company at this time because the sooner the proposal can be implemented, the sooner Maxco will cease to incur the expenses and burdens (which are only expected to increase in the near future) and the sooner stockholders who are to receive cash in the transaction will receive and be able to reinvest or otherwise make use of such cash payments.

ALTERNATIVES CONSIDERED

The board considered several other alternatives to accomplish the reduction in the number of record common stockholders to fewer than 300, but ultimately rejected these alternatives because the board believed that the proposed transaction consisting of a reverse stock split followed by a forward stock split structure would be the simplest and least costly method. The other alternatives considered were:

- CASH TENDER OFFER AT A SIMILAR PRICE PER SHARE. The board did not believe that a tender offer would necessarily result in the purchase of a sufficient number of common shares to reduce the number of record common stock holders to fewer than 300 because many stockholders with a small number of common shares might not make the effort to tender their shares and the cost of completing the tender offer could be significant in relation to the value of the shares that are sought to be purchased. Alternatively, if most of the holders of our common stock tendered their shares, we would be required to purchase shares from all tendering stockholders, which would result in a substantially greater cash amount necessary to complete the transaction. Regardless, a tender offer would provide no guarantee that the number of record holders of common stock would ultimately be reduced to fewer than 300. In comparison, the transaction, if successfully completed, is likely to allow Maxco to accomplish its SEC deregistration objectives.

- CASH-OUT MERGER. The board considered and rejected this alternative because the proposed transaction would be simpler, and more cost-effective, than a cash-out merger.

- PURCHASE OF SHARES IN THE OPEN MARKET. The board rejected this alternative because it concluded it was unlikely that Maxco could acquire shares from a sufficient number of record holders of common stock to accomplish the board's objectives in large part because Maxco would not be able to dictate that open share purchases only be from record holders selling all of their common shares. Even if enough open market purchases resulted in lowering the number of record holders of common stock to less than 300, such purchases would likely be more costly than the proposed transaction.

- REVERSE STOCK SPLIT WITHOUT A FORWARD STOCK SPLIT. This alternative would accomplish the objective of reducing the number of record holders of common stock below the 300 threshold, assuming approval of the reverse stock split by Maxco’s stockholders. In a reverse stock split without a subsequent forward stock split, Maxco would acquire the interests of the cashed-out stockholders and the fractional share interests of those stockholders who own 1000 shares or more whose holdings are not evenly divisible by 1000 and are not cashed-out (as compared to the proposed transaction in which only those stockholders whose shares are converted to less than one whole share after the reverse stock split would have their fractional interests cashed-out; and all fractional interests held by stockholders holding more than one whole share after the reverse stock split would be reconverted to whole shares in the forward stock split). Thus, the board rejected this alternative due to the higher cost involved of conducting a reverse stock split without a forward stock split.

- SALE OF THE COMPANY. From time to time, the board has explored the possibility of a sale of Maxco. While certain efforts within the last three years led to discussions and preliminary proposals, no firm offers were received. See "Special Factors - Possible Corporate Transactions" beginning on page 45.

RECOMMENDATION OF THE SPECIAL COMMITTEE

The composition of the special committee consisted of three directors, Messrs. Ferguson, Layton and Mallory. Each of these directors has been deemed independent by the board of directors as independence is defined in NASD Rule 4200(a)(15) and Rule 10A-3(b)(1) of the Exchange Act. The special committee retained GBQ as its financial advisor.

In evaluating the proposed transaction and the cash consideration, the special committee relied on its knowledge of the business, financial condition and prospects of Maxco as well as the advice of its financial advisor. In view of the wide variety of factors considered in connection with the evaluation of the transaction and cash consideration, the special committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors it considered it reaching its determinations.

The discussion herein of the information and factors considered by the special committee is not intended to be exhaustive, but is believed to include all material factors considered by the special committee. In determining that the special committee would recommend the transaction and the cash consideration to the board of directors, the special committee considered the following substantive factors in the aggregate, which in the view of the special committee, supported such determination.

- CURRENT AND HISTORICAL PRICES OF MAXCO’S COMMON STOCK. The special committee considered both the historical market prices and recent trading activity and current market prices of Maxco’s common stock.

The special committee reviewed the high and low sales prices for the common stock from October 1, 2003 to September 30, 2005, which ranged from $1.99 to $5.58 per share. You should read the discussion under "Market for Common Stock and Related Stockholder Matters" on page 17 for more information about our stock prices. The sales price of Maxco’s common stock on October 31, 2005, the last day Maxco traded before we announced the transaction, was $5.07 per share.

The special committee noted that, as a positive factor, the cash payment of $6.00 per share payable to common stockholders in lieu of fractional shares represents a premium of approximately 26.3% and 47.5% over the average closing sales price of Maxco’s common stock for the 30-day and one year periods, respectively, immediately prior to October 12, 2005. In addition to stockholders receiving a premium to the trading price of Maxco’s common stock on any shares redeemed as a result of the reverse stock split, such stockholders will achieve liquidity without incurring brokerage costs.

- GOING CONCERN VALUE. In determining the cash amount to be paid to cashed-out stockholders in the transaction, the special committee considered the valuation of Maxco and Maxco’s shares on the basis of a going concern as presented in the financial advisor's discounted cash flow model, without giving effect to any anticipated effects of the transaction. In considering going concern value, the special committee considered multiples of EBITDA and revenue of comparable SEC reporting metal treating companies and discounted cash flow valuations.

Also, the special committee did not consider the amount per share that might be realized in a sale of all or substantially all of the stock or assets of Maxco, believing that consideration of such amount was inappropriate in the context of a transaction that would not result in a change in control of Maxco. In considering the going concern value of Maxco' shares, the special committee adopted the analyses and conclusions of its financial advisor, which indicated a share price range of $2.70 - $5.60 and which are described below under "Special Factors - Opinion of the Financial Advisor" beginning on page 37. Accordingly, the special committee believes that the going concern analysis supports its determination that the transaction is fair to those stockholders receiving the cash consideration.

- NET BOOK VALUE. At the October 17, 2005 meeting, the special committee considered that as of June 30, 2005, the net book value per common share was $1.55, and the tangible net book value per common share (excluding intangibles) was $1.14. At the November 8, 2005 meeting, the special committee considered that as of September 30, 2005, the net book value per common share was $1.48, and the tangible net book value per common share (excluding intangibles) was $1.07. The special committee noted that book value per common share is an historical accounting value which may be more or less than the net market value of Maxco’s assets after payment of its liabilities, and a liquidation would not necessarily produce a higher than book value per common share. See "Special Factors - Recommendation of the Board; Fairness of the Transaction - Liquidation Value." Accordingly, the special committee believes the book value per common share supports its determination that the transaction is fair to stockholders.

- LIQUIDATION VALUE. Although no valuation of total assets was undertaken, the special committee believes that a liquidation or other transaction designed to monetize Maxco’s assets would likely result in recovery of a price that is less than the cash price being offered. The special committee considered that the Company's non-cash assets consist primarily of investments in one publicly held company and several privately held entities, accounts receivable, furniture and fixtures, buildings, and land. Any liquidation would entail the marketing and sale of several disparate businesses with their attendant selling costs and tax liabilities. Thus, the special committee believes that the liquidation value analysis supports its determination that the transaction is fair to stockholders.

- EARNINGS. The special committee reviewed historic earnings of Maxco for the previous three years and the relevance of historic earnings to future prospects, and factored this review into the going concern analysis. For the six months ended September 30, 2005 and for the six months ended September 30, 2004, Maxco reported net income of $393,000, and $254,000, respectively, and for the two fiscal years ended March 31, 2005 and March 31, 2004, Maxco’s reported net income (loss) of $134,000 and $(1,531,000), respectively. The special committee believes the earnings analysis support its determination that the transaction is fair to stockholders

- PRICES AT WHICH MAXCO HAS PURCHASED SHARES. This was not a factor since Maxco has not purchased any of its shares within the last three years.

- OPINION OF THE FINANCIAL ADVISOR. The special committee considered the opinion of GBQ rendered to the special committee on October 17, 2005, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the $6.00 per share in cash to be received the holders of common stock who will hold only fractional shares following the reverse stock split, is fair, from a financial point of view, to Maxco’s stockholders. For more information about the opinion you should read the discussion below under "Special Factors - Opinion of the Financial Advisor" beginning on page 37 and a copy of the opinion of GBQ attached as Appendix B to this proxy statement. The transaction price falls above the range of prices referenced in the financial advisor's opinion. Accordingly, the special committee believes the opinion of the financial advisor supports its determination that the transaction is fair to stockholders.

- PRESENTATION OF THE SPECIAL COMMITTEE'S FINANCIAL ADVISOR. The special committee also considered the various financial information, valuation analyses and other factors set forth in the written presentation delivered to the special committee at the meeting of the special committee on October 17, 2005.

- LIMITED LIQUIDITY FOR MAXCO’S COMMON STOCK. The special committee recognized the very limited liquidity of Maxco’s common stock. The special committee considered the effects of this factor on both the stockholders who own less than 1,000 shares of common stock and who will receive the cash consideration and those common stockholders who will remain after the transaction. With respect to the stockholders who will receive the cash consideration and cease to be stockholders, the special committee recognized that this transaction presents such stockholders an opportunity to liquidate their holdings at a price which represented a premium to the pre-announcement market value, without incurring brokerage costs. With respect to the common stockholders who will remain after the transaction, the special committee noted that the effect of this transaction on their liquidity is mitigated by the limited liquidity they currently experience and that the shares will likely be quoted on the "pink sheets."

- FUTURE COST SAVINGS. The special committee considered that both affiliated and unaffiliated stockholders remaining after the transaction will benefit from the reduction of direct and indirect costs borne by Maxco to maintain its status as an SEC reporting company. Such a reduction will include, but not be limited to, the elimination of increased costs to comply with the additional requirements of SEC reporting companies imposed by the Sarbanes-Oxley Act of 2002 and related SEC and Nasdaq regulations. For a full discussion of the cost savings, see "Special Factors - Purpose and Reasons for the Transaction - Benefits and Cost Savings of Termination as an SEC Reporting Company."

- INTERESTS OF THE UNAFFILIATED STOCKHOLDERS WHO WILL REMAIN. The special committee considered the fairness of the transaction to the unaffiliated common stockholders who will remain stockholders of Maxco after the transaction. The special committee reasoned that such stockholders would benefit from the cost savings associated with the elimination of expenses attributable with remaining an SEC reporting company and the time and attention currently required of management to fulfill such requirements.

- UNAFFILIATED REPRESENTATIVES; NON-EMPLOYEE SPECIAL COMMITTEE. No unaffiliated representative was retained to act solely on behalf of the unaffiliated common stockholders in the transaction to negotiate the terms or prepare a report on behalf of the unaffiliated stockholders. The board determined that an unaffiliated stockholder representative was not necessary to ensure the procedural and substantive fairness of the transaction because it believed there was sufficient representation in the decision-making at the board and special committee levels to protect the interests of unaffiliated stockholders. The board also noted that the proposed transaction would increase ownership in Maxco by the officers and directors as a group less than one percent. In addition, the board believed that the expense of separate representatives and advisors would have been cost prohibitive.

With respect to unaffiliated stockholders’ access to Maxco’s corporate files, the board determined that this proxy statement, together with Maxco’s other filings with the SEC, provide adequate information for unaffiliated stockholders to make an informed decision with respect to the transaction.

- APPROVAL OF MAJORITY OF UNAFFILIATED HOLDERS IS NOT REQUIRED. The transaction is not structured so that approval of at least a majority of unaffiliated common stockholders is required. The board determined that any such requirement would prevent affiliated common stockholders from participating in considering the proposed transaction. As affiliated stockholders beneficially own approximately 43.7% of the common stock of Maxco as of October 15, 2005, and the transaction will not result in any change in control of Maxco, the board did not believe the participation of affiliated stockholders in voting upon the transaction was unfair to non-affiliated stockholders.

Despite the fact that no unaffiliated stockholder representative was retained to act solely on behalf of the unaffiliated stockholders in the transaction to negotiate the terms or prepare a report on behalf of the unaffiliated stockholders and the approval of a majority of the unaffiliated holders of Maxco’s common stock is not required, the special committee believes that the transaction is procedurally fair because, among other things:

- the transaction is being effected in accordance with the applicable requirements of Michigan law;

- the transaction is being submitted to a vote of Maxco’s stockholders entitled to vote and is subject to approval of a majority of the voting shares outstanding of common and series three and series six preferred stock;

- stockholders can increase, divide or otherwise adjust their existing holdings of common stock, prior to the effective date of the transaction, so as either to retain some or all of such shares or to be cashed-out with respect to some or all of such shares; and

- stockholders who are cashed-out would likely have the option to repurchase shares of Maxco common stock in the over-the-counter markets with the cash obtained in the transaction.

Based on the foregoing analyses, the special committee believes that the transaction is procedurally and substantively fair to all stockholders, including the unaffiliated stockholders, regardless of whether a stockholder receives cash or continues to be a stockholder following the transaction, and believes the proposed cash amount to be fair consideration for those stockholders holding less than 1,000 common shares. The transaction was unanimously approved by the special committee, all members of the special committee being non-employees of Maxco.

RECOMMENDATION OF THE BOARD; FAIRNESS OF THE TRANSACTION

The board unanimously determined that the transaction, taken as a whole, is fair to, and in the best interest of Maxco and its stockholders, including unaffiliated stockholders, as discussed below, regardless of whether a stockholder receives cash in lieu of fractional shares, or remains a holder of Maxco’s common stock. The board also believes that the process for approving the transaction is procedurally fair. The board recommends that stockholders vote for approval and adoption of the transaction.

The board has retained for itself the absolute authority to reject (and not implement) the transaction (even after approval of the transaction) if it determines subsequently that the transaction is not then in the best interests of Maxco and its stockholders. If for any reason the transaction is not approved, or, if approved, is not implemented, the common stock will not be deregistered until such time as Maxco is otherwise eligible to do so.

As discussed above, the board considered alternatives to the transaction, but ultimately approved the transaction structure. Please see "Special Factors-Alternatives Considered" beginning on page 27.

In considering whether the cash payment of $6.00 per share payable to common stockholders in lieu of fractional shares in connection with the transaction is substantively fair from a financial point of view to our stockholders, the board considered, among other things, the financial analysis and opinion of GBQ that was rendered to the special committee and adopted the analyses and conclusions of GBQ. The board also considered the recommendation of the special committee.

The board also considered a number of factors in determining whether it was in the best interests of, and fair to, Maxco’s and its stockholders to undertake a transaction to reduce the number of its common stockholders to fewer than 300 record holders in order to terminate the registration of its common stock under the Exchange Act. The discussion herein of the information and factors considered is not intended to be exhaustive, but is believed to include all material factors considered by the board. The board did not assign any specific weight to the factors below, and individual directors may have given differing weights to different factors. Factors considered included:

- CURRENT AND HISTORICAL PRICES OF MAXCO’S COMMON STOCK. The board considered both the historical market prices and recent trading activity and current market prices of Maxco’s common stock.

The board reviewed the high and low sales prices for the common stock from October 1, 2003, to September 30, 2005, which ranged from $1.99 to $5.58 per share. You should read the discussion under "Market for Common Stock and Related Stockholder Matters" on page 17 for more information about our stock prices. The last sales price of Maxco’s common stock on November 10, 2005, the last trading day before we announced the transaction, was $5.07 per share.

The board noted that, as a positive factor, the cash payment of $6.00 per share payable to common stockholders in lieu of fractional shares represents a premium of approximately 26.3% and 47.5% over the average closing sales price of Maxco’s common stock for the 30-day and one year periods, respectively, immediately prior to October 12, 2005. In addition to stockholders receiving a premium to the trading price of Maxco’s common stock on any shares redeemed as a result of the reverse stock split, such stockholders will achieve liquidity without incurring brokerage costs.

- GOING CONCERN VALUE. In determining the cash amount to be paid to cashed-out stockholders in the transaction, the board considered the valuation of Maxco’s and Maxco’s shares on the basis of a going concern as presented in the financial advisor's discounted cash flow model, without giving effect to any anticipated effects of the transaction. In considering going concern value, the board considered multiples of EBITDA and revenue of comparable SEC reporting companies and discounted cash flow valuations.

Also, the board did not consider the amount per share that might be realized in a sale of all or substantially all of the stock or assets of Maxco, believing that consideration of such amount was inappropriate in the context of a transaction that would not result in a change in control of Maxco. In considering the going concern value of Maxco’s shares, the board adopted the analyses and conclusions of the special committee's financial advisor, which indicated a share price range of $2.70 - $5.60 and which are described below under "Special Factors - Opinion of the Financial Advisor" beginning on page 37. Accordingly, the board believes that the going concern analysis supports its determination that the transaction is fair to stockholders.

- NET BOOK VALUE. As of September 30, 2005, the net book value per common share was $1.48, and the tangible net book value per common share (excluding intangibles) was $1.07. The board noted that book value per common share is an historical accounting value which may be more or less than the net market value of Maxco’s assets after payment of its liabilities, and a liquidation would not necessarily produce a higher than book value per common share. See "Special Factors - Recommendation of the Board; Fairness of the Transaction - Liquidation Value." Accordingly, the board believes the book value per common share supports its determination that the transaction is fair to stockholders.

- LIQUIDATION VALUE. - Although no valuation of total assets was undertaken, the board believes that a liquidation or other transaction designed to monetize Maxco’s assets would likely result in recovery of a price that is less than the cash price being offered. The board considered that the Company's non-cash assets consist primarily of investments in one publicly held company and several privately held entities, accounts receivable, furniture and fixtures, buildings, and land. Any liquidation would entail the marketing and sale of several disparate businesses with their attendant selling costs and tax liabilities. Thus, the board believes that the liquidation value analysis supports its determination that the transaction is fair to stockholders.

- EARNINGS. The board reviewed historic earnings of Maxco’s for the previous three years and the relevance of historic earnings to future prospects, and factored this review into the going concern analysis. For the six months ended September 30, 2005, Maxco reported net income of $393,000, and for the two fiscal years ended March 31, 2005 and March 31, 2004, Maxco’s reported net income (loss) of $134,000 and $(1,531,000), respectively. The board believes the earnings analysis support its determination that the transaction is fair to stockholders.

- PRICES AT WHICH MAXCO HAS PURCHASED SHARES. This was not a factor since Maxco has not purchased any of its shares within the last three years.

- OPINION OF THE FINANCIAL ADVISOR. The board considered the opinion of GBQ rendered to the special committee on October 17, 2005, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the $6.00 per share in cash to be received the holders of common stock who will hold only fractional shares following the reverse stock split, is fair, from a financial point of view, to Maxco’s stockholders. For more information about the opinion you should read the discussion below under "Special Factors - Opinion of the Financial Advisor" beginning on page 37 and a copy of the opinion of GBQ attached as Appendix B to this proxy statement. The transaction price falls above the range of prices referenced in the financial advisor's analysis. Accordingly, the board believes the analysis of the financial advisor to the special committee supports its determination that the transaction is fair to those stockholders receiving the cash consideration.

- PRESENTATION OF THE SPECIAL COMMITTEE'S FINANCIAL ADVISOR. The board also considered the various financial information, valuation analyses and other factors set forth in the written presentation delivered to the special committee at the meeting of the special committee on October 17, 2005.

- LIMITED LIQUIDITY FOR MAXCO’S COMMON STOCK. The board recognized the very limited liquidity of Maxco’s common stock. The board considered the effects of this factor on both the stockholders who own less than 1,000 shares of common stock and who will receive the cash consideration and those stockholders who will remain after the transaction. With respect to the stockholders who will receive the cash consideration and cease to be stockholders, the board recognized that this transaction presents such stockholders an opportunity to liquidate their holdings at a price which represented a premium to the pre-announcement market value, without incurring brokerage costs. With respect to the common stockholders who will remain after the transaction, the board noted that the effect of this transaction on their liquidity is mitigated by the limited liquidity they currently experience and that the shares will likely be quoted on the "pink sheets."

- FUTURE COST SAVINGS. The board considered that both affiliated and unaffiliated stockholders remaining after the transaction will benefit from the reduction of direct and indirect costs borne by Maxco to maintain its status as an SEC reporting company. Such a reduction will include, but not be limited to, the elimination of increased costs to comply with the additional requirements of SEC reporting companies imposed by the Sarbanes-Oxley Act of 2002 and related SEC and Nasdaq regulations. For a full discussion of the cost savings, see "Special Factors - Purpose and Reasons for the Transaction - Benefits and Cost Savings of Termination as an SEC Reporting Company."

- INTERESTS OF THE UNAFFILIATED STOCKHOLDERS WHO WILL REMAIN. The board considered the fairness of the transaction to the unaffiliated stockholders who will remain common stockholders of Maxco’s after the transaction. The board reasoned that such stockholders would benefit from the cost savings associated with the elimination of expenses attributable with remaining an SEC reporting company and the time and attention currently required of management to fulfill such requirements.

- UNAFFILIATED REPRESENTATIVES; NON-EMPLOYEE SPECIAL COMMITTEE. No unaffiliated representative was retained to act solely on behalf of the unaffiliated common stockholders in the transaction to negotiate the terms or prepare a report on behalf of the unaffiliated stockholders. The board determined that an unaffiliated stockholder representative was not necessary to ensure the procedural and substantive fairness of the transaction because it believed there was sufficient representation in the decision-making at the board and special committee levels to protect the interests of unaffiliated stockholders. The board also noted that the proposed transaction would increase ownership in Maxco’s by the officers and directors as a group of less than one percent. In addition, the board believed that the expense of separate representatives and advisors would have been cost prohibitive.

With respect to unaffiliated stockholders' access to Maxco’s corporate files, the board determined that this proxy statement, together with Maxco’s other filings with the SEC, provide adequate information for unaffiliated stockholders to make an informed decision with respect to the transaction.

- APPROVAL OF MAJORITY OF UNAFFILIATED HOLDERS IS NOT REQUIRED. The transaction is not structured so that approval of at least a majority of unaffiliated common stockholders is required. The board determined that any such requirement would prevent affiliated common stockholders from participating in considering the proposed transaction. As affiliated common stockholders beneficially own approximately 43.7% of Maxco as of October 15, 2005, and the transaction will not result in any change in control of Maxco, the board did not believe the participation of affiliated common stockholders in voting upon the transaction was unfair to non-affiliated common stockholders.

Despite the fact that no unaffiliated stockholder representative was retained to act solely on behalf of the unaffiliated common stockholders in the transaction to negotiate the terms or prepare a report on behalf of such unaffiliated stockholders and the approval of a majority of the unaffiliated holders of Maxco’s common stock is not required, the board also believes that the transaction is procedurally fair because, among other things:

- the transaction is being effected in accordance with the applicable requirements of Michigan law;

- the transaction is being submitted to a vote of Maxco’s stockholders entitled to vote and is subject to approval of a majority of the voting shares outstanding of common and series three and series six preferred stock;

- stockholders can increase, divide or otherwise adjust their existing holdings of common stock, prior to the effective date of the transaction, so as either to retain some or all of such shares or to be cashed-out with respect to some or all of such shares; and

- stockholders who are cashed-out would likely have the option to repurchase shares of Maxco’s common stock in the over-the-counter markets with the cash obtained in the transaction.

At the board's meeting on November 8, 2005, Dr. Mallory, chairman of the special committee, reviewed the GBQ fairness opinion with the board and presented a summary of the principal financial analyses supporting their financial opinion. The board had an opportunity to ask questions and discuss each of the analyses individually. Although it is difficult to determine what the board as a whole or any individual board member concluded from any one particular analysis, certain issues were discussed at length. Additionally, in determining the $6.00 per share price to be paid in the transaction, the board considered the premium it represented over the market price prior to the announcement of the transaction. While Maxco’s common stock traded at lower levels in recent months, the board believes that the consideration being offered takes into account the risk borne by stockholders for potentially large upward and downward percentage movements in Maxco’s common stock on a low volume of trading. After careful consideration of these factors, the board concluded that $6.00 per share was not only a fair price to stockholders being cashed-out, but also to stockholders remaining after the transaction.

The board also considered that, in addition to the deregistration of Maxco’s common stock under the Exchange Act as a result of the transaction, the common stock would cease to be quoted on the Nasdaq SmallCap Market. The board determined, however, that the current limited market for Maxco’s common stock provides little benefit to Maxco’s stockholders.

Based on the foregoing analysis, the board believes that the transaction is procedurally and substantively fair to all stockholders, including the unaffiliated stockholders, regardless of whether a stockholder receives cash or continues to be a stockholder following the transaction. Three of Maxco’s five directors are not employees of the Company. The transaction was approved by the board, including all non-employee directors.

OPINION OF THE FINANCIAL ADVISOR

The special committee of the board of directors retained GBQ to act as financial advisor in connection with the proposed transaction. On October 17, 2005, GBQ delivered an oral opinion to the special committee, followed by a written opinion as of the same date, that as of the date of such opinion, the cash consideration of $6.00 per share was fair, from a financial point of view, to those common stockholders receiving the cash consideration.

The full text of the GBQ opinion is attached to this proxy statement as Appendix B. The full text of the opinion by GBQ sets forth the assumptions made by GBQ in arriving at its opinion as well as certain qualifications to the opinion of GBQ. Further, the full text of the GBQ opinion describes the information reviewed by GBQ and briefly described the qualifications of GBQ to render an opinion as to the fairness, from a financial point of view, of the cash consideration to those stockholders receiving the cash consideration of $6.00 per share was fair, from a financial point of view, to those stockholders receiving the cash consideration.

While GBQ rendered its opinion and provided certain financial analyses to the special committee, the opinion was only one of many factors taken into consideration by the special committee in making its recommendation to the board of directors. GBQ did not recommend to the special committee the amount of consideration that should be paid in the proposed reverse stock split transaction or other terms thereof. The board of directors determined the amount of consideration to be paid in connection with the reverse stock split on the recommendation of the special committee. The decision to recommend and pursue the proposed transaction and reverse stock split was solely that of the special committee and the board of directors.

In preparing its opinion, GBQ performed a variety of analyses, which are described below. In arriving at its opinion, GBQ considered the results of all such analyses as a whole and did not attribute any particular weight to any specific analysis or factor. As such, consideration of only a portion of the analyses could create an incomplete view of the processes underlying GBQ’s opinion.

In performing its analyses, GBQ made assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Maxco. The analyses performed by GBQ are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of GBQ’s analysis of the fairness, from a financial point of view, of the cash consideration of $6.00 per share to those stockholders receiving the cash consideration, and were delivered to the special committee in connection with the delivery of GBQ’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which Maxco might actually be sold. GBQ used in its analyses various projections of results of operations prepared by management of Maxco. The projections are based on numerous variables and assumptions that are inherently unpredictable and may not occur as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

The following paragraphs summarize the quantitative analyses performed by GBQ in arriving at the opinion delivered to the special committee.

Analysis of Certain SEC Reporting Companies

Using publicly available information, GBQ reviewed the stock prices, market multiples and certain other characteristics for certain companies in the metal treating industry and focused on those companies of comparable size to Maxco. None of these companies are identical to Maxco. The companies included in this analysis were Commercial Metals Company, Milastar Corporation, Novamerican Steel, Inc., Olympic Steel, Inc., Steel Technologies, Inc., and Worthington Industries, Inc. The financial advisor, GBQ, considered multiples of earnings before taxes, depreciation and amortization ("EBITDA"), to the market value of the guideline companies' enterprise value. GBQ also considered multiples of historical and projected revenues to the enterprise value of the guideline companies.. This analysis, also known as the "market approach," indicated that the fair value of the common stock of Maxco was $2.70 to $5.60 per share.

Analysis of Discounted Cash Flows

Using five-year projections, the financial advisor, GBQ, reviewed the estimated cash flows for Maxco for the purpose of calculating a present value of the common stock of Maxco. Such estimates were prepared by management of Maxco without consideration for the proposed reverse stock split. The cash flows, as well as a terminal value, were discounted to the net present value utilizing a weighted average cost of capital and a terminal value capitalization rate. In making these calculations, GBQ utilized (i) a discount rate of 14.8% (which were derived from Maxco’s theoretical cost of capital and a review of those companies included in the analysis of certain SEC reporting companies) and (ii) terminal value capitalization rate of 11.8%. This analysis, also known as the "income approach," indicated that the fair value of the common equity of Maxco was $14.5 million.

Analysis of Premiums Paid

The financial advisor, GBQ, reviewed the premiums paid in historical going-private transactions which had median premiums ranging from 17.2% to 52.2%. Their review of recent going-private transactions revealed median premiums ranging from 16% to 17.9%.

Conclusion of Value

GBQ considered both the "market approach" and the "income approach" in arriving at a valuation range of $2.70 to $5.60 per share. Additionally, the offer price of $6.00 per share reflects a premium of 18.3% over Maxco’s October 12, 2005 stock price.

Other Information

GBQ Consulting LLC is an affiliate of the largest independently owned accounting and business consulting firm in Columbus, Ohio. In addition to valuation services, GBQ performs assurance, tax and other consulting services for a wide variety of businesses. Maxco has also agreed to indemnify GBQ against certain liabilities, including liabilities arising under the federal securities laws.

CERTAIN EFFECTS OF THE TRANSACTION

The transaction will have various effects on Maxco, the affiliated stockholders and the unaffiliated stockholders, which are described in the applicable sections below:

Effects on Maxco

If approved at the Special Meeting, the transaction will have various effects on Maxco, as described below:

- REDUCTION IN THE NUMBER OF STOCKHOLDERS AND THE NUMBER OF OUTSTANDING COMMON SHARES. Maxco believes that the transaction will reduce the number of record stockholders of common stock from approximately 530 to approximately 70. As noted earlier, in addition to the approximately 51,000 shares held by stockholders of record with fewer than 1,000 shares of common stock in their account, Maxco assumes that beneficial owners of approximately 6,000 additional shares of common stock will receive cash for their shares in the transaction. Accordingly the number of outstanding shares of common stock will decrease from 3,446,995 shares, as of September 30, 2005, to approximately 3,389,000 shares.

- DECREASE IN BOOK VALUE PER SHARE. As a result of the approximately 57,000 pre-split shares of common stock expected to be cashed-out at $6.00 per share for a total cost (including expenses) of $450,000;

- aggregate stockholders' common equity of Maxco as of September 30, 2005, will be reduced from approximately $5,108,043 on a historical basis to approximately $4,658,000 on a pro forma basis; and

- the book value per share of common stock as of September, 2005, will be reduced from $1.48 per share on a historical basis to approximately $1.37 per share on a pro forma basis.

-TERMINATION OF EXCHANGE ACT REGISTRATION. Maxco’s common stock is currently registered under the Exchange Act. Maxco plans to file a Form 15 with the SEC following the transaction to terminate this registration if its common stock is no longer held by 300 or more stockholders of record. Termination of registration of Maxco’s common stock under the Exchange Act would substantially reduce the information Maxco is required to furnish to its stockholders and to the SEC. It would also make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, Section 16(a) reporting for officers, directors, and 10% stockholders, proxy statement disclosure in connection with stockholder meetings, and the related requirement of an annual report to stockholders, no longer applicable. Maxco intends to apply for such termination as soon as practicable following the transaction.

- EFFECT ON MARKET FOR COMMON STOCK. Maxco’s common stock is currently traded on the Nasdaq SmallCap Market. Maxco expects that after the transaction, its common stock will be delisted from the Nasdaq SmallCap Market. This delisting, together with the reduction in public information concerning Maxco as a result of its no longer being required to file reports under the Exchange Act, could further reduce the liquidity of the common stock. Any trading in Maxco’s common stock after the transaction and deregistration of the common stock will only occur in the over-the-counter markets or in privately negotiated sales, and Maxco’s common stock will likely only be quoted in the "pink sheets."

- FINANCIAL EFFECTS OF THE TRANSACTION. Maxco expects that it will use approximately $450,000 of cash to complete the transaction, including transaction costs, and that this use of cash will not have any materially adverse effect on our liquidity, results of operation, or cash flow. Because Maxco does not know the exact amount of shares that will be cashed-out, it can only estimate the total amount to be paid to stockholders in the transaction. Maxco has sufficient cash and short term cash equivalents to fund the transaction. See also "Special Factors - Source of Funds and Financing of the Transaction."

Effects on Affiliated Stockholders

The transaction will have various effects on stockholders who are affiliates of Maxco, as described below. As used in this proxy statement, the term "affiliated stockholder" means any stockholder who is a director or executive officer of Maxco, and the term "unaffiliated stockholder" means any stockholder other than an affiliated stockholder. The effects of the transaction to an affiliated stockholder will vary based on whether or not all or any portion of the affiliated stockholder's common shares will be cashed-out in the transaction. All affiliated transaction participants will retain beneficial ownership of Maxco’s common shares following the transaction. The determination of whether or not any particular shares of Maxco’s common stock will be cashed-out in the transaction will be based on whether the holder of those shares hold either fewer than 1,000 shares or 1,000 or more shares. Because an affiliated stockholder may beneficially own fewer than 1,000 shares and 1,000 or more shares which are held by more than one holder, an affiliate may beneficially own shares that will be cashed-out in the transaction and shares that will remain outstanding in the transaction.

- CASHED-OUT AFFILIATED STOCKHOLDERS. Affiliated stockholders owning fewer than 1,000 shares of common stock immediately prior to the effective time of the transaction will, upon consummation of the transaction:

- receive $6.00 in cash, without interest, per share;

- no longer have any common equity interest in Maxco and, therefore, will not participate in its future potential earnings or growth, if any; and

- be required to pay federal and, if applicable, state and local income taxes on the cash amount received in the transaction or recognize loss for tax purposes depending upon the purchase price of their stock.

- REMAINING AFFILIATED STOCKHOLDERS. Potential effects on affiliated stockholders who remain as stockholders of common stock after the transaction include:

- Reduced Reporting Requirements for Officers and Directors. The directors and executive officers will no longer be subject to the reporting and short-swing profit provisions under the Exchange Act with respect to changes in their beneficial ownership of Maxco’s common stock.

- Decreased Book Value Per Share. The book value per share of common stock as of September 30, 2005, will be decreased from $1.48 per share on a historical basis to approximately $1.37 per share on a pro forma basis.

- Decreased Liquidity. The liquidity of the shares of common stock held by stockholders may be further reduced by the transaction due to the expected termination of the registration of the common stock under the Exchange Act and the delisting of the common stock from the Nasdaq SmallCap Market. Any trading in our common stock after the transaction will only occur in the over-the-counter markets or in privately negotiated sales, and Maxco’s common stock will likely only be quoted in the "pink sheets." There can be no assurance of any market for Maxco’s common stock after the transaction.

Effects on Unaffiliated Stockholders

The transaction will have various effects on stockholders who are not affiliates of Maxco, as described below. The effects of the transaction to an unaffiliated stockholder will vary based on whether or not the unaffiliated stockholder's shares will be cashed-out in the transaction.

- CASHED-OUT UNAFFILIATED STOCKHOLDERS. Unaffiliated Stockholders owning fewer than 1,000 shares of common stock immediately prior to the effective time of the transaction will:

- receive $6.00 in cash, without interest, per share;

- no longer have any common equity interest in Maxco and, therefore, will not participate in its future potential earnings or growth, if any; and

- be required to pay federal and, if applicable, state and local income taxes on the cash amount received in the transaction or recognize loss for tax purposes depending upon the purchase price of their stock.

-  REMAINING UNAFFILIATED STOCKHOLDERS. Potential effects on unaffiliated Maxco’s stockholders who remain as stockholders of common stock after the transaction include:

- DECREASED ACCESS TO INFORMATION. If the transaction is effected, Maxco intends to terminate the registration of its common stock under the Exchange Act. As a result, Maxco will no longer be subject to the periodic reporting requirements and the proxy rules of the Exchange Act. Similarly, executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including, without limitation, the reporting and short-swing profit provisions of Section 16 of the Exchange Act.

- DECREASED LIQUIDITY. The liquidity of the shares of common stock held by stockholders may be further reduced by the transaction due to the expected termination of the registration of the common stock under the Exchange Act and the delisting of the common stock from the Nasdaq SmallCap Market. Any trading in our common stock after the transaction will only occur in over-the-counter markets or in privately negotiated sales, and Maxco’s common stock will likely only be quoted in the "pink sheets." There can be no assurance of any market for Maxco’s common stock after the transaction.

- DECREASED BOOK VALUE PER SHARE. The book value per share of common stock as of September 30, 2005, will be decreased from $1.48 per share on a historical basis to approximately $1.37 per share on a pro forma basis.

- INCREASED SHARE OWNERSHIP OF OFFICERS AND DIRECTORS. As a result of the transaction, Maxco expects that the percentage ownership of Maxco’s officers and directors as a group will increase from 43.7% to 44.4%. For more information see "Interests of Officers and Directors in the Transaction" below.

INTERESTS OF OFFICERS AND DIRECTORS IN THE TRANSACTION

Maxco refers you to the information under the heading "Security Ownership of Management" for information regarding our current officers and directors and their stock ownership in Maxco. As a result of the transaction, Maxco expects that:

- the percentage of common stock of Maxco beneficially owned by current executive officers and directors of Maxco as a group, will increase from 43.7% to approximately 44.4%;

- the collective book value as of September 30, 2005, of the Maxco’s common stock held by Maxco’s current executive officers and directors, as a group, will decrease from $2,232,000 on a historical basis to approximately $2,069,000 on a pro forma basis; and

- the collective pro rata interest of Maxco’s current executive officers and directors, as a group, in the net loss after dividends of Maxco for the fiscal year ended March 31, 2005, will increase from $120,000 on a historical basis (based on the number of common shares owned by such executive officers and directors as of the record date) to $122,000 on a pro forma basis (based on the number of common shares Maxco anticipates such officers and directors will hold immediately after the transaction).

CONDUCT OF MAXCO’S BUSINESS AFTER THE TRANSACTION

Following the transaction, Maxco expects to continue to conduct its existing operations in the same manner as now conducted. The directors and executive officers immediately prior to the transaction are expected to remain the directors and executive officers of Maxco after the transaction.

The shares of Maxco’s common stock with respect to which Maxco will pay $6.00 in cash, per share, will be canceled after the transaction and will be included in Maxco’s authorized but unissued shares and would be available for issuance in the future.

Other than as disclosed in this proxy statement, Maxco has no plans to issue additional shares of common stock other than shares that may be issued pursuant to the exercise of outstanding stock options granted prior to the transaction.

CONDITIONS TO THE COMPLETION OF THE TRANSACTION

The transaction will not be effected unless and until Maxco’s stockholders entitled to vote approve the transaction and the board of directors determines that

- Maxco has available funds necessary to pay for the fractional shares resulting from the transaction;

- Maxco has sufficient cash reserves to continue to operate its business;

- no event has occurred or is likely to arise that might have a materially adverse effect on Maxco; and

- the transaction will reduce the number of common stockholders below 300.

In addition, the board may decide to abandon the transaction (even after stockholder approval) at any time prior to its consummation if the board believes that such action would be in the best interests of Maxco and its stockholders. Assuming that these conditions are satisfied, Maxco, as promptly as reasonably practicable, will file the Certificate of Amendment to the Articles of Incorporation with the Michigan Department of Labor and Economic Growth, Bureau of Commercial Services, Corporation Division, and thereby effect the transaction. In that case, the approximate effective date for the transaction will be _____, 2005. If Maxco does not effect the transaction, Maxco will continue as a company with its common stock registered under the Exchange Act, and the common stock will continue to be traded on the Nasdaq SmallCap Market.

SOURCE OF FUNDS AND FINANCING OF THE TRANSACTION

  Maxco expects that it will use approximately $450,000 to complete the transaction, including fees and expenses, and that this use of cash will not have any materially adverse effect on our liquidity, results of operation, or cash flow. Because Maxco does not know the exact amount of shares that will be cashed-out, it can only estimate that the total amount to be paid to stockholders in the transaction will be approximately $345,000. However, Maxco believes it has sufficient cash and short term cash equivalents to fund the transaction, and the Company presently does not anticipate alternative financing arrangements to fund the transaction.

Maxco estimates that the transaction related fees and expenses, all of which are the responsibility of Maxco, consisting primarily of financial advisory fees, SEC filing fees, fees and expenses of attorneys and accountants, and other related charges will total approximately $105,000, assuming the transaction is completed. This amount consists of the following estimated fees:

DESCRIPTION	AMOUNT

Legal fees and expenses	$50,000
Accounting fees and expenses	$5,000
Printing and mailing costs	$15,000
Consulting	$30,000
Miscellaneous Costs	$5,000

Total	$105,000

ANTICIPATED ACCOUNTING TREATMENT

Maxco anticipates that it will account for the purchase of outstanding Maxco’s common stock in the transaction from stockholders as retired stock.

POSSIBLE CORPORATE TRANSACTIONS

From time to time, Maxco engages in informal discussions with other parties about possible corporate transactions. Maxco does not have any current plans, proposals or arrangements to enter into any such sale transactions after the reverse stock split is effected. Nevertheless, Maxco routinely engages in the evaluation of such transactions and opportunities and may enter into such transactions in the future.

U.S. FEDERAL INCOME TAX CONSEQUENCES

Summarized below are the material federal income tax consequences to Maxco and its stockholders resulting from the transaction. This summary is based on existing federal income tax law, which may change, even retroactively. This summary does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances. Many types of stockholders (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons) may be subject to special tax rules. Other stockholders may also be subject to special tax rules including, but not limited to, stockholders who received Maxco’s common stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations.

This summary assumes that you are one of the following:

- a citizen or resident of the United States;

- a corporation or an entity taxable as a corporation created or organized under U.S. law (federal or state);

- an estate, the income of which is subject to federal income taxation regardless of its sources;

- a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or

- any other person whose worldwide income and gain is otherwise subject to federal income taxation on a net basis.

This summary also assumes that you have held and will continue to hold your shares as capital assets.

NO RULING FROM THE INTERNAL REVENUE SERVICE OR OPINION OF COUNSEL WILL BE OBTAINED REGARDING THE FEDERAL INCOME TAX CONSEQUENCES TO THE STOCKHOLDERS OF MAXCO IN CONNECTION WITH THE TRANSACTION. ACCORDINGLY, EACH STOCKHOLDER IS ENCOURAGED TO CONSULT THEIR OWN TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES, IN LIGHT OF THEIR INDIVIDUAL CIRCUMSTANCES.

The Transaction

We believe that the transaction will be treated as a tax-free "recapitalization" for federal income tax purposes for Maxco, Inc. This will result in no material federal income tax consequences to Maxco.

Federal Income Tax Consequences to Stockholders, Including Affiliates, Who Are Not Cashed-out in the Transaction

If you continue to hold Maxco’s common stock immediately after the transaction, and you receive no cash as a result of the transaction, you will not recognize any gain or loss in the transaction and will have the same adjusted tax basis and holding period in your Maxco’s common stock as you had in such stock immediately prior to the transaction.

Federal Income Tax Consequences to Stockholders, Including Affiliates, Who Both Receive Cash and Own, or Are Considered to Own for Federal Income Tax Purposes, Maxco Common Stock After the Transaction

In some instances you may be entitled to receive cash in the transaction for shares you hold in one capacity, but continue to hold shares in another capacity. For example, you may own less than 1,000 shares of common stock in your own name (for which you will receive cash) and own more than 1,000 shares of common stock that are held in your brokerage account in street name. Alternatively, for federal income tax purposes you may be deemed to own shares held by others. For instance, if you own less than 1,000 shares of common stock in your own name (for which you will receive cash) and your spouse owns more than 1,000 shares of common stock (which will continue to be held following the completion of the transaction), the shares owned by your spouse will be attributable to you. As a result, in some instances the shares you own in another capacity, or which are attributed to you, may remain outstanding. In determining whether you are deemed to continue to hold stock immediately after the transaction, you will be treated as owning shares actually or constructively owned by certain family members and entities in which you have an interest (such as trusts and estates of which you are a beneficiary and corporations and partnerships of which you are an owner, and shares you have an option to acquire).

If you both receive cash as a result of the transaction and continue to hold Maxco’s common stock either directly or through attribution, you will recognize gain, if any, in an amount not to exceed the amount of cash received. The receipt of cash will be characterized as either a dividend or as a payment received in exchange for the stock. The transaction will be taxed as a dividend unless the payment:

- is not essentially equivalent to a dividend with respect to you as determined under Section 302(b)(1) of the Internal Revenue Code of 1986, as amended (the "Code");

- is a substantially disproportionate redemption of stock with respect to you as determined under Section 302(b)(2) of the Code; or

- results in the complete termination of your interest in Maxco under Section 302(b)(3) of the Code (which would be possible if you ceased to own any common shares directly and if the only common shares attributed to you were from a family member and you properly waive family attribution).

If you satisfy one of these tests, you will recognize income in an amount equal to the excess of the cash received for your shares over your adjusted basis in those shares, and this income will be characterized as capital gain.

If you fail to satisfy one of these tests, then the cash received will be treated as a dividend to you to the extent of your ratable share of Maxco’s undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your common shares, and any remaining amount will be treated as capital gain.

If you, or a person or entity whose ownership of Maxco’s shares of common stock would be attributed to you, will continue to hold Maxco’s common stock immediately after the transaction, you are urged to consult with your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction, in light of your specific circumstances.

Federal Income Tax Consequences to Cashed-out Stockholders, including Affiliates, Who do not Own, and Are Not Deemed to Own, Maxco’s Common Stock After the Transaction

If you receive cash as a result of the transaction and do not own, and are not deemed to own Maxco’s common stock immediately after the transaction, you will recognize capital gain or loss. The amount of capital gain or loss you recognize will equal the difference between the cash you receive for your cashed-out stock and your adjusted tax basis in such stock.

Capital Gain and Loss

For individuals, capital gain recognized on the sale of capital assets that have been held for more than 12 months (to the extent they exceed capital losses) generally will be subject to tax at a federal income tax rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will be subject to tax at ordinary income tax rates (to the extent they exceed capital losses). In addition, capital gain recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations. In general, the capital losses of individuals may only be deducted to the extent of the individual's capital gains plus $3,000 each year. Any capital loss of an individual which is not deductible by reason of the foregoing limitation may be carried forward to subsequent years. In the case of corporations, capital losses may only be deducted to the extent of capital gains.

Any capital loss of a corporation which is not deductible by reason of the foregoing limitation may be carried back three years and carried forward five years.

Dividend

For individuals, if any portion of the cash received is treated as a dividend under the rules described above, the dividend generally will be subject to tax at a federal income tax rate not to exceed 15%, provided that the individual satisfies the holding period requirement.

Backup Withholding

Stockholders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the transaction to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each stockholder to deliver such information when the common stock certificates are surrendered following the effective time of the transaction. Failure to provide such information may result in backup withholding.

As explained above, the amounts paid to you as a result of the transaction may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstance.

REGULATORY APPROVALS

Maxco is not aware of any material governmental or regulatory approval required for completion of the transaction, other than compliance with the relevant federal and state securities laws and the corporate laws of the state of Michigan.

NO APPRAISAL OR DISSENTERS' RIGHTS

Stockholders do not have appraisal or dissenters' rights under Michigan state law connection with the transaction. There may exist other rights or actions under federal or state securities laws for stockholders who are aggrieved by the transaction generally. Although the nature and extent of such rights or actions are uncertain and may vary depending upon facts or circumstances, stockholder challenges to corporate action in general are related to fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

ADJOURNMENT OF MEETING

Although it is not expected, the Special Meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment of the Special Meeting may be made without notice, other than by announcement made at the Special Meeting, by approval of the holders of a majority of the voting shares of Maxco’s common and preferred stock presented in person or represented by proxy at the Special Meeting. Maxco is soliciting proxies to grant the authority to vote in favor of adjournment of the Special Meeting. In particular, such authority is expected to be exercised if the purpose of the adjournment is to provide additional time to solicit votes in favor of such adoption of the transaction. Maxco’s board of directors recommends that you vote in favor of the proposal to grant the authority to vote your shares to adjourn the meeting.

RESERVATION OF RIGHTS

The board has retained for itself the absolute authority to reject (and not implement) the transaction (even after approval thereof) if it determines subsequently that the transaction is not then in the best interests of Maxco and its stockholders.

EXAMPLES

In general, the transaction can be illustrated by the following examples:

HYPOTHETICAL SCENARIO	RESULT
Mr. Smith is a registered stockholder who holds 50 shares of Maxco common stock of record in his name at the effective time of the transaction. Mr. Smith holds no other shares.
Instead of receiving fractional shares of common stock immediately after reverse stock split, Mr. Smith will receive cash in the amount of $6.00 for each of the 50 shares of Maxco’s common stock held prior to the reverse stock split. (Note: If Mr. Smith wants to continue to invest in Maxco he can buy at least 950 more shares of Maxco’s common stock (and such shares are held of record in his name so that it is readily apparent that he owns at least 1,000 shares). Mr. Smith would have to act far enough in advance of the effective time of the transaction so that the purchase is completed and registered on the books of Maxco before the effective time.)

HYPOTHETICAL SCENARIO	RESULT
Ms. Jones holds 100 shares of Maxco common stock in a brokerage account at the effective time of the transaction. Ms. Jones holds no other shares.
Maxco intends to treat stockholders holding common stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their own names. Nominees will be instructed to effect the transaction for their beneficial holders. Nominees may have different procedures, however, and stockholders holding common stock in street name should contact their nominees. Ms. Jones will receive cash in the amount of $6.00 for each of the 100 shares of Maxco's common stock held prior to the reverse stock split.

HYPOTHETICAL SCENARIO	RESULT
Mr. Williams holds 975 shares of Maxco’s common stock of record in his name and 975 shares in a brokerage account at the time of the transaction. Mr. Williams holds no other shares.
Maxco will presume that all of the shares are held by a holder of fewer than 1,000 shares and Mr. Williams will receive cash in the amount of $6.00 each of the 1,950 shares of Maxco’s common stock held prior to the reverse stock split. (Note: If Mr. Williams wants to continue to invest in Maxco, he can transfer at least 25 shares out of his brokerage account so that they are also held of record in his name. Mr. Williams would have to act far enough in advance of the effective time of the transaction so that the purchase is complete and registered on the books of Maxco before the effective time.)

HYPOTHETICAL SCENARIO	RESULT
Ms. Washington holds 1,000 shares of Maxco’s common stock of record in her name at the effective time of the transaction. Ms. Washington holds no other shares.	Ms. Washington will hold 1,000 shares of Maxco’s common stock after the transaction.

THE PROPOSED AMENDMENT

The following is a description of the material terms and effects of the transaction. A copy of the proposed Certificate of Amendment to the Articles of Incorporation effecting both the reverse split and the forward split following immediately thereafter is attached as Appendix A to this proxy statement and is collectively referred to herein as the "proposed amendment." This discussion does not include all of the information that may be important to you. You should read the proposed amendments and this proxy statement and related appendices before deciding how to vote at the Special Meeting.

THE STRUCTURE OF THE TRANSACTION

The transaction includes both a reverse stock split and a forward stock split of the common stock. If the transaction is approved by stockholders entitled to vote and implemented by the board of directors, the reverse split is expected to be effective immediately upon the filing of the Certificate of Amendment to the Articles of Incorporation by the State of Michigan, and the forward split is expected to occur on the same date, after giving effect to the reverse split.

Upon consummation of the reverse split, each registered stockholder at the effective time will receive 1 share of common stock for each 1,000 shares of common stock held in his or her account at that time. If a registered stockholder holds 1,000 or more shares of common stock in his or her account, any fractional shares in such account will not be cashed-out after the reverse stock split and the forward stock split, and the total number of shares held by such holder will not change as a result of the transaction. Any registered stockholder who holds fewer than 1,000 shares of common stock in his or her account at the effective time will receive a cash payment instead of fractional shares. This cash payment will be determined and paid as described under "The Proposed Amendment - Conversion of Shares in the Transaction" below.

Immediately following the reverse split, all holders of common stock who are not cashed-out will receive 1,000 shares of common stock for every 1 share of common stock they held following the reverse split. We intend to treat stockholders holding common stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names, and nominees will be instructed to effect the transaction for their beneficial holders. Nominees may have different procedures, however, and stockholders holding shares in street name should contact their nominees.

CONVERSION OF SHARES IN THE TRANSACTION

At the effective time of the transaction:

- stockholders holding fewer than 1,000 shares of Maxco’s common stock immediately prior to the effective time, whether record shares (as defined below) or street shares (as defined below), will receive cash equal to $6.00 per share, without interest, and such shares will be canceled;

- all outstanding shares of Maxco’s common stock other than those described above will remain outstanding with all rights, privileges, and powers existing immediately before the transaction;

As used above:

- the term "record shares" means shares of Maxco’s common stock, other than street shares, and any record share shall be deemed to be held by the registered holder thereof as reflected on the books of Maxco; and

- the term "street shares" means shares of Maxco common stock held of record in street name, and any street share shall be deemed to be held by the beneficial owner thereof as reflected on the books of the nominee holder thereof.

Maxco (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to:

- make such inquiries, whether of any stockholder(s) or otherwise, as it may deem appropriate for purposes of effecting the transaction; and

- resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to such provisions, including, without limitation, any questions as to the number of shares held by any holder immediately prior to the effective time. All such determinations by Maxco shall be final and binding on all parties, and no person or entity shall have any recourse against Maxco or any other person or entity with respect thereto.

For purposes of effecting the transaction, Maxco may, in its sole discretion, but without any obligation to do so,

- presume that any shares of Maxco’s common stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and

- aggregate the shares of common stock held (whether of record or beneficially) by any person or persons that Maxco determines to constitute a single holder for purposes of determining the number of shares of common stock held by such holder.

Rule 12g5-1 under the Exchange Act provides, with certain exceptions, that, for the purpose of determining whether an issuer is subject to the registration provisions of the Exchange Act, securities shall be deemed to be "held of record" by each person who is identified as the owner of such securities on the records of security holders maintained by or on behalf of the issuer, subject to the following:

- In any case where the records of security holders have not been maintained in accordance with accepted practice, any additional person who would be identified as such an owner on such records if they had been maintained in accordance with accepted practice shall be included as a holder of record.

- Securities identified as held of record by a corporation, a partnership, a trust (whether or not the trustees are named), or other organization shall be included as so held by one person.

- Securities identified as held of record by one or more persons as trustees, executors, guardians, custodians or in other fiduciary capacities with respect to a single trust, estate, or account shall be included as held of record by one person.

- Securities held by two or more persons as co-owners shall be included as held by one person.

- Securities registered in substantially similar names where the issuer has reason to believe because of the address or other indications that such names represent the same person, may be included as held of record by one person.

EXCHANGE OF CERTIFICATES

Those holding fewer than 1,000 shares:
Promptly after the transaction, Maxco will mail to each holder who appears to have owned fewer than 1,000 shares of common stock immediately prior to the effective time of the transaction, based on information available to Maxco, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to Maxco) and instructions to effect the surrender of the certificates in exchange for a cash payment, if any, payable with respect to such certificates. Upon surrender of a certificate for cancellation to Maxco, together with such letter of transmittal, duly completed and executed and containing the certification that the holder of the certificate holds fewer than 1,000 shares of common stock, and such other customary documents as may be required pursuant to such instructions, the holder of such certificate will receive a cash payment payable with respect to the shares formerly represented by such certificate and the certificate so surrendered shall be canceled.

Those holding 1,000 or more shares:
Maxco will mail to each holder of 1,000 or more shares of common stock immediately after the effective time of the transaction a letter of transmittal and instructions to effectuate surrender of their existing certificates in exchange for new certificates with a new CUSIP number.

YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE A LETTER OF TRANSMITTAL FROM MAXCO. LETTERS OF TRANSMITTAL WILL BE MAILED SOON AFTER THE TRANSACTION IS COMPLETED.

TIME OF CLOSING

If the transaction is approved by the Maxco’s stockholders entitled to vote, the transaction will take place as soon as practicable following the Special Meeting and the filing of the Certificate of Amendment to the Articles of Incorporation with the Michigan Department of Labor and Economic Growth, Bureau of Commercial Services, Corporation Division. Each of the reverse split and the forward split will become effective on the date the Certificate of Amendment to the Articles of Incorporation is deemed filed by the State of Michigan, with the forward split immediately effective after the reverse split.

CONDITIONS TO THE COMPLETION OF THE TRANSACTION

The completion of the transaction depends upon the approval of the proposed Certificate of Amendment to the Articles of Incorporation that will implement the transaction by the holders of at least a majority of our outstanding shares entitled to vote.

RESERVATION OF RIGHTS

We reserve the right to abandon the transaction without further action by our stockholders at any time before the filing of the necessary Certificate of Amendment to the Articles of Incorporation with the State of Michigan, even if the transaction has been authorized by our stockholders at the Special Meeting, and by voting in favor of the transaction you are expressly also authorizing us to determine not to proceed with the transaction if we should so decide. We also reserve the right to delay the transaction if there is litigation pending regarding the transaction.

PROPOSAL FOR DISCRETIONARY ADJOURNMENT OF THE SPECIAL MEETING

The board of directors is seeking discretionary authority to adjourn the Special Meeting if necessary to satisfy the conditions to completing the transaction, including for the purpose of soliciting proxies to vote in favor of the transaction.

Approval of the proposal to grant the board of directors discretionary authority to adjourn the Special Meeting requires the affirmative vote of the holders of a majority of the shares of common and voting preferred stock voting on the matter. The board of directors recommends a vote FOR granting the board of directors discretionary authority to adjourn the meeting. Abstentions have the same effect as votes cast against ratification, and broker non-votes have no effect.

DIRECTORS AND EXECUTIVE OFFICERS

The following information is furnished concerning the Directors and Executive Officers of the Company:

Name	Present Position with the Company and Principal Occupation

Max A. Coon	Director of MAXCO, INC. since 1969, President, Chairman of the Board, and Chief Executive Officer of MAXCO, INC.

Sanjeev Deshpande
Director of MAXCO, INC. since 2003, President of Atmosphere Annealing, Inc., a Lansing, Michigan based provider of heat treating services which was acquired by Maxco, Inc. in January 1997. The principal address of Atmosphere Annealing, Inc. is 209 W. Mt. Hope, Lansing, MI 48910.

Joel I. Ferguson.	Director of MAXCO, INC. since 1985, a Lansing, Michigan based developer of real estate properties.

David R. Layton
Director of MAXCO, INC. since 2001, President of Layton & Richardson, P.C., a Lansing, Michigan based accounting firm. The principal address of Layton & Richardson, P.C is 1000 Coolidge Rd., East Lansing, MI 48823

Samuel O. Mallory	Director of MAXCO, INC. since 2002; Investor

Eric L. Cross	Executive Vice-President, Secretary of MAXCO, INC.

Vincent Shunsky.	Vice-President of Finance, Treasurer, and Chief Financial Officer of MAXCO, INC.

All of the foregoing Directors and Executive Officers have been engaged in the principal occupation specified for the previous five (5) years except as follows:

Eric L. Cross and Vincent Shunsky resigned as Directors of the Company, effective October 21, 2004, to allow the Company to be in compliance with NASDAQ marketplace rules. Mr. Cross had served as a Director since 1972, and Mr. Shunsky had served as a Director since 1983.

The address and telephone number for each person named in the table is in care of Maxco, Inc., 1118 Centennial Way, Lansing, MI 48917, telephone number (517) 321-3130.

STOCK OPTIONS

The following table summarizes the number and value of the Company’s stock options held by the directors, officers, and other employees at September 30, 2005. No options were granted to or exercised by the named individuals during the six months ended September 30, 2005. All of the options held by the named individuals are presently exercisable.

September 30, 2005 Option Values

Name and Principal Position	Number of Unexercised Options at September 30, 2005	Value of Unexercised Options at September 30, 2005
Max A. Coon Chief Executive Officer	0	0
Eric L. Cross Executive Vice President	42,500[1]	0
Vincent Shunsky Vice President of Finance	42,500[1]	0
Sanjeev Deshpande Director	40,000	0
Lawrence O. Fields Controller	7,500[1]	0

1 These options expire on December 21, 2005.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of September 30, 2005 regarding the Company's common stock reserved for issuance under the Company's Employee Stock Option Plan. The Company's Employee Stock Option Plan is its only equity compensation plan and was approved by the shareholders in 1998.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under the Stock Option Plan (Excluding Securities Reflected in Column a)
Equity Compensation Plans Approved by Security Holders	132,500[1]	$7.74	470,000
1 Includes 102,500 issued under a prior stock option plan. 92,500 of these options expire on December 21, 2005,

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following Table sets forth certain information as of November 10, 2005, as to the equity securities of the Company owned beneficially by beneficial owners of 5% or more of the Company's securities, by each Director and by Executive Officer, and by all Directors and Executive Officers of the Company as a group.

		Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Title of Class	Sole Voting and Investment Power	Shared Voting and Investment Power	% of Class
Max A. Coon [1]	Common Stock	878,456	107,070 [2]	28.6%
Eric L. Cross	Common Stock	197,025[5]	112,083[6]	8.9%
EM Investors, LLC[3]	Common Stock	101,022	0	2.9%
	Series Three Preferred Stock	7,565	0	51.2%
	Series Four Preferred Stock [4]	34,875	0	75.1%
	Series Five Preferred Stock [4]	5,203	0	78.3%
	Series Six Preferred Stock	7,812.5	0	100.0%
Sanjeev Deshpande	Common Stock	45,089[7]	0	1.3%
Joel I. Ferguson	Common Stock	0	0	*
David R. Layton	Common Stock	0	1,000	*
Samuel O. Mallory	Common Stock	22,200	0	*
Vincent Shunsky	Common Stock	118,392[8]	88,583[9]	5.9%
	Series Three Preferred Stock	30	0	*
All Directors and Officers as a group, including the above seven people and related LLC	Common Stock	1,362,184[10]	198,236	43.7%
	Series Three Preferred Stock	7,595	0	51.4%
	Series Four Preferred Stock [4]	34,875	0	75.1%
	Series Five Preferred Stock [4]	5,203	0	78.3%
	Series Six Preferred Stock	7,812.5	0	100.0%
ROI Capital Management, Inc.[11]	Common Stock	860,998		25.0%
Daryle L. Doden. [12]	Common Stock	250,000	95,800	10.0%
__________________

* Beneficial ownership does not exceed one percent (1%)

(1)	Mr. Coon’s address is 1118 Centennial Way, Lansing, Michigan 49817.

(2)
Represents 18,487 shares owned by Mr. Coon's immediate family; 55,250 shares held jointly with Mr. Cross and Mr. Shunsky; and a proportionate share of 100,000 shares held by a general partnership in which Mr. Coon is a 1/3 partner.

(3)	Messrs. Coon and Cross are managers of EM Investors, LLC and have indirect ownership interests of 39.08% and 8.35%, respectively.

(4)	Series Four and Series Five Preferred Stock are both nonvoting.

(5)	Includes options to purchase 42,500 shares.

(6)
Includes 23,500 shares owned by Mr. Cross’ wife; 55,250 shares held jointly with Mr. Coon and Mr. Shunsky; and a proportionate share of 100,000 shares held by a general partnership in which Mr. Cross is a 1/3 partner.

(7)	Represents options to purchase 40,000 shares.

(8)	Includes options to purchase 42,500 shares.

(9)	Represents 55,250 shares held jointly with Mr. Coon and Mr. Cross and a proportionate share of 100,000 shares held by a general partnership in which Mr. Shunsky is a 1/3 partner.

(10)	Includes options to purchase 125,000 shares

(11)
Information obtained from Schedule 13D dated June 25, 2003 and subsequent Form 4 filings, filed with the Securities and Exchange Commission and sent to the Company pursuant to Section 13(d) of the Securities Exchange Act of 1934. The address of ROI Capital Management, Inc. is 17 E. Sir Francis Drake Blvd., Suite 225, Larkspur, CA 94939.

(12)
Includes 250,000 shares in the name of Contractor Supply, Incorporated of which Mr. Doden owns 100% and 95,800 shares in the name of Master Works Foundation, Inc., an Indiana non-profit corporation in which Mr. Doden is one-third member. Mr. Doden’s address is 1610 S. Grandstaff Dr., Auburn, IN 46706 or P.O. Box 51, Auburn, IN 46706.

SECURITIES TRANSACTIONS

On September 30, 2005, 7,812.5 shares of series six Preferred were acquired by EM Investors, LLC at $160.00 a share in exchange for converting Company debt into this stock. On October 7, 2005, EM Investors, LLC acquired 101,022 shares of common at $3.50 a share in a private sale. Additionally, EM Investors acquired 34,475 shares of series four non-voting preferred stock and 4,151 shares of series five non-voting preferred stock in exchange for membership interests through October 7, 2005. On November 9, 2005 EM Investors, LLC. acquired 550 shares of series three preferred stock, 400 shares of series four preferred stock, and 1,052 shares of series five preferred stock. Mssers. Coon and Cross are managers of, and have indirect ownership interests of 39.08% and 8.35% respectively of EM Investors, LLC.

CERTAIN TRANSACTIONS

In June 2003, the Company assumed a lease with CJC Leasing, a limited liability company in which Mr. Coon is a member, from Contractor Supply Incorporated, the purchaser of the Company’s formerly wholly owned subsidiary, Ersco Corporation. As a result, the parties agreed to reduce the amount then owed by the Company to Contractor Supply Incorporated by $2.3 million. Subsequently, in the first quarter 2005, the Company issued 250,000 shares of restricted common stock of the Company to Contractor Supply Incorporated, and 95,800 shares of restricted common stock of the Company to Master Works Foundation, Inc.(a non-profit corporation in which the sole shareholder of Contractor Supply Incorporated is a one-third member) in exchange for further reduction of the amount owed by the Company to Contractor Supply Incorporated by $1.383 million. This Company debt owed to Contractor Supply Incorporated was subsequently assigned by Contractor Supply Incorporated to Ambassador Steel Corporation, and then by Ambassador Steel Corporation to its President, Daryle E. Doden. On September 30, 2005, Mr. Doden assigned this Company debt to EM Investors, LLC. EM Investors, LLC converted the Company payable, including all accrued interest, to the Company’s series six preferred shares. Mssers. Coon and Cross, are managers, and have indirect ownership interests, of 39.08% and 8.35%, respectively, of EM Investors, LLC.

In April 2004, the Company entered into an Incentive Agreement with Sanjeev Deshpande, President of Atmosphere Annealing, Inc., (a wholly owned subsidiary of the Company), and Director of the Company. The agreement provides for payment based on the increased value of Atmosphere Annealing by March 31, 2006. The incentive is equal to 1% of the first $25 million of value plus 10% of any excess above the threshold of $25 million. Any incentive so earned is payable in cash assuming a sale by March 31, 2006. If no such sale occurs by that date, at the option of the Company, the incentive is payable in cash or its equivalent in stock of Atmosphere Annealing. As party to the agreement, Maxco, Inc. is recognizing incentive compensation expense on a pro-rata basis under the terms of the agreement. As of September 30, 2005, the amount accrued was $1.0 million, including $350,000 charged to operations during the six months then ended.

In October 2004, the Company entered into a Retention Agreement with Vincent Shunsky, Vice-President, to provide him with a bonus of $200,000 to retain his services until at least March 31, 2006. Should he leave the employ of the Company prior to that date, the bonus must be repaid.

During the first quarter 2005, the Company acquired the stock of Ledges Commerce Park, Inc.(“Ledges”) and two buildings owned by Ledges, for $200,000, plus the assumption of certain liabilities from L/M Associates, LLC (“L/M”). Prior to the transaction, L/M was the sole shareholder of Ledges, and Maxco was a 50% owner of L/M. After the transaction, Maxco became the sole shareholder of Ledges, and remains as a 50% owner of L/M.

The Company had provided the guarantee of various debt obligations of certain real estate and other investments in the aggregate amount of approximately $2 million as of March 31, 2005. As a result of the Company’s purchase of the stock of Ledges and its two buildings, a $1.8 million liability, which had previously been guaranteed by the Company, was assumed by the Company, and further reduced by subsequent sales after June 30, 2005 of two condominium units that were part of the buildings acquired from Ledges.

Also during the first quarter of 2005, Atmosphere Annealing acquired the stock of BCGW, Inc. (“BCGW”) for $200,000. BCGW owned the buildings that are Atmosphere Annealing’s operating facilities in Lansing, Michigan. The spouse of Maxco’s President, Max Coon, was a 25% owner of BCGW.

Subsequent to June 30, 2005, the Company agreed to indemnify Max A. Coon for any amounts he would be required to pay as a result of a personal guaranty given for the Company’s real estate entities. Two of the Company’s real estate entities are L/M Associates, L.L.C., and Capital Center Associates, L.L.C. The Company is 50% owner of L/M and L/M is a 95% owner of Capital Center. On October 27, 2005, as the result of a personal guaranty by Mr. Coon for Capital Center, Capital Center, L/M, Mr. Coon, and the Company, entered into a settlement agreement with the mortgage holder on property owned by Capital Center. The settlement includes the opportunity for the sale of the underlying property by September 1, 2006 to accomplish a discounted payoff to the mortgage holder. To the extent the sale of the underlying property, or other arrangements, do not result in timely discounted payoff of the mortgage holder, the settlement also includes the obligation of Capital Center, L/M, the Company and Mr. Coon to pay the mortgage holder the full amount then owing under the mortgage loan documents less the net sale proceeds obtained by the mortgage holder in the sale of the underlying property.

COST OF SOLICITATION OF PROXIES

The cost of this solicitation will be paid by Maxco. In addition to the solicitation of proxies by mail, the directors, officers and employees of Maxco may solicit proxies personally or by telephone or telegraph. Maxco may request persons holding shares in their names for others to forward soliciting materials to their principals to obtain authorization for the execution of proxies, and Maxco may reimburse such persons for their expenses in doing so.
STOCKHOLDER PROPOSALS

Each year the board of directors submits its nominations for election of directors at the Annual Meeting of Stockholders. Other proposals may be submitted by the board of directors or the stockholders for inclusion in the Proxy Statement for action at the Annual Meeting. Any proposal submitted by a stockholder for inclusion in the Proxy Statement for the Annual Meeting of Stockholders to be held in 2006 must be received by the Company (addressed to the attention of the Secretary) on or before December 16, 2005, assuming Maxco’s remains subject to the reporting requirements of the Exchange Act. Any stockholder proposal submitted outside the processes of Rule 14a-8 under the Exchange Act for presentation at our 2006 Annual Meeting will be considered untimely for purposes of Rule 14a-4 and 14a-5 if notice thereof is received by the Company (addressed to the attention of the Secretary) after January 10, 2006, assuming Maxco remains subject to the reporting requirements of the Exchange Act.

CODE OF BUSINESS CONDUCT AND ETHICS

Maxco has adopted a Code of Business Conduct and Ethics as part of its corporate compliance program. The Code of Business Conduct and Ethics applies to all of Maxco’s directors, officers and employees, including its chief executive officer, chief financial officer and controller. The Code of Business Conduct and Ethics is available upon request.

OTHER MATTERS

The only business which the management intends to present at the meeting consists of the matters set forth in this proxy statement. Management knows of no other matters to be brought before the meeting by any other person or group. If any other matter should properly come before the meeting, the proxy holders will vote thereon in their discretion.

All proxies received duly executed will be voted. You are requested to sign and date the enclosed proxy and mail it promptly in the enclosed envelope. If you later desire to vote in person, you may revoke your proxy, either by written notice to the Company or in person at the meeting, without affecting any vote previously taken.

WHERE YOU CAN FIND MORE INFORMATION

Maxco files reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an internet web site that contains reports, proxy statements and other information about issuers, like Maxco, who file electronically with the SEC. The address of the site is http://www.sec.gov. Except as specifically incorporated by reference into this proxy statement/prospectus, information on the SEC's web site is not part of this proxy statement/prospectus.

Maxco has filed with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 with respect to the transaction. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above or is available electronically at the SEC's website.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows Maxco to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document or in any other subsequently filed document that also is incorporated by reference herein.

This document incorporates by reference the documents listed below that Maxco has filed previously with the SEC. They contain important information about Maxco and its financial condition.

- The consolidated financial statements and other financial information, including the notes thereto, as of and for each of the fiscal years ended March 31, 2005 and March 31, 2004 from Maxco’s Annual Report on Form 10-K for the year ended March 31, 2005;

- Maxco’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.

We will amend this proxy statement and our Schedule 13E-3 to include or incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document to the extent required to fulfill our disclosure obligations under the Exchange Act.

We will provide, without charge, to each person to whom this proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this proxy statement. You may obtain a copy of these documents and any amendments thereto by writing to Vincent Shunsky, Chief Financial Officer, at the following address: Maxco, Inc., 1118 Centennial Way, Lansing, Michigan 48917.

These documents are also included in our SEC filings, which you can access electronically at the SEC's website at http://www.sec.gov.

We have not authorized anyone to give any information or make any representation about the transaction or us that differs from, or adds to, the information in this proxy statement or in our documents that are publicly filed with the SEC. If anyone does give you different or additional information, you should not rely on it.

BY ORDER OF THE BOARD OF DIRECTORS

MAX A. COON
CHAIRMAN OF THE BOARD,
      CHIEF EXECUTIVE OFFICER AND PRESIDENT

APPENDIX A

BCS/CD-515 (Rev. 12/03)

MICHIGAN DEPARTMENT OF LABOR & ECONOMIC GROWTH
BUREAU OF COMMERCIAL SERVICES

Date Received

(FOR BUREAU USE ONLY)

This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.

Name
Warren Cameron Asciutto & Blackmer, P.C.

Address
Attention: J. Michael Warren, P.O. Box 26067

City State ZIP Code
Lansing, MI 48909

EFFECTIVE DATE:

Document will be returned to the name and address you enter above. If left blank document will be mailed to the registered office.

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

For use by Domestic Profit and Nonprofit Corporations

(Please read information and instructions on the last page)

Pursuant to the provisions of Act 284, Public Acts of 1972, (profit corporations), or Act 162, Public Acts of 1982 (nonprofit corporations), the undersigend corporation executes the following Certificate:

1. The present name of the corporation is: Maxco, Inc.

2. The identification number assigned by the Bureau is: 026-970

3. Article III (b) of the Articles of Incorporation is hereby amended to read as follows:

(to add the following subsections):

(i) Without regard to any other provision of the Articles of Incorporation, as restated and amended, each one (1) share of common stock, issued and outstanding, immediately prior to the time this Certificate of Amendment to the Articles of Incorporation becomes effective ("Effective Date") shall automatically (without any further action) be converted into one-one thousandth (1/1,000) of a fully paid and nonassessable share of common stock, without increasing or decreasing the amount of stated capital or paid-in surplus of the corporation. Provided however, no fractional shares shall be issued to any holder of fewer than 1,000 shares of common stock ("Fractional Holder") immediately prior to the Effective Date. Instead of issuing fractional shares of common stock to the Fractional Holder, the corporation shall pay to such Fractional Holder, an amount in cash equal to the product of $6.00 multiplied by each share of common stock held by such Fractional Holder("Cash Consideration"). No interest shall be payable on the Cash Consideration.

(ii) After giving effect to subparagraph (b)(i) of this Article III of this Certificate of Amendment to the Articles of Incorporation, and without increasing or decreasing the stated capital or paid-in surplus of the corporation: (A) each one (1) whole share of common stock, issued and outstanding immediately following the Effective Date, shall be automatically converted (without any further action) into one thousand (1,000) fully paid and nonassessable shares of common stock, and (B) each fractional share in excess of one (1) whole share of common stock, issued and outstanding immediately following the Effective Date, shall be converted to the applicable number of whole common shares obtained by multiplying such fractional share by the ratio of 1000:1. Provided, no fractional shares shall be issued.

BCS/CD-515 (Rev. 12/03)

COMPLETE ONLY ONE OF THE FOLLOWING:

4. (For amendments adopted by unanimous consent of incorporators before the first meeting of the board of directors or trustees.)

The foregoing amendment to the Articles of Incorporation was duly adopted on the ________________ day of

____________________ , __________ , in accordance with the provisions of the Act by the unanimous consent of the incorporator(s) before the first meeting of the Board of Directors or Trustees.

Signed this __________ day of ____________________ , ____________

______________________________ (Signature)	______________________________ (Signature)
______________________________ (Type or Print Name)	______________________________ (Type or Print Name)
______________________________ (Signature)	______________________________ (Signature)
______________________________ (Type or Print Name)	______________________________ (Type or Print Name)

5. (For profit and nonprofit corporations whose Articles state the corporation is organized on a stock or on a membership basis.)

The foregoing amendment to the Articles of Incorporation was duly adopted on the ________________ day of

____________________ , __________ , by the shareholders if a profit corporation, or by the shareholders or members if a nonprofit corporation (check one of the following)

- [x] at a meeting the necessary votes were cast in favor of the amendment.
- [ ] by written consent of the shareholders or members having not less than the minimum number of votes required by statute in accordance with Section 407(1) and (2) of the Act if a nonprofit corporation, or Section 407(1) of the Act if a profit corporation. Written notice to shareholders or members who have not consented in writing has been given. (Note: Written consent by less than all of the shareholders or members is permitted only if such provision appears in the Articles of Incorporation.)
- [ ] by written consent of all the shareholders or members entitled to vote in accordance with section 407(3) of the Act if a nonprofit corporation, or Section 407(2) of the Act if a profit corporation.
- [ ] by consents given by electronic transmission in accordance with Section 407(3) if a profit corporation.
- [ ] by the board of a profit corporation pursuant to section 611(2).

Profit Corporations and Professional Service Corporations	Nonprofit Corporations
Signed this _____ day of _____________ , ________	Signed this _____ day of _____________ , ________
By ______________________________ (Signature of an authorized officer or agent)	By ______________________________ (Signature President, Vice-President, Chariperson or Vice-Chairperson)
Eric L. Cross, Secretary (Type or Print Name)	______________________________ (Type or Print Name)

BCS/CD-515 (Rev. 12/03)

Name of person or organization remitting fees:

Warren Cameron Asciutto & Blackmer, P.C.

P.O. Box 26067, Lansing, MI 48909

Preparer's name and business telephone number:

Linda R. Asciutto, 517-349-8600

INFORMATION AND INSTRUCTIONS

1. This form may be used to draft your Certificate of Amendement to the Articles of Incorporation. A document required or permitted to be filed under the act cannot be filed unless it contains the minimum information required by the act. The format provided contains only the minimal information required to make the document fileable and may not meet your needs. This is a legal document and agency staff cannot provide legal advice.

2. Submit one original of this document. Upon filing, the document will be added to the records of the Bureau of Commercial Services. The original will be returned to your registered office address, unless you enter a different address in the box on the front of this document.

   Since the document will be maintained on electronic format, it is important that the filing be legible. Documents with poor black and white contrast, or otherwise illegible, will be rejected.

3. This Certificate is to be used pursuant to the provisions of section 631 of Act 284, P.A. of 1972, or Act 162, P.A. of 1982, for the purpose of amending the Articles of Incorporation of a domesitc profit corporation or nonprofit corporation. Do not use this form for restated articles.

4. Item 2 - Enter the identification number previously assigned by the Bureau. If this number is unknown, leave it blank.

5. Item 3 - The article(s) being amended must be set forth in its entirety. However, if the article being amended is divided into separately identifiable sections, only the sections being amended need be included.

6. For nonprofit charitable corporations, if an amendment changes the term of existence to other than perpetual, Attorney General Consent should be obtained at the time of dissolution. Contact Michigan Attorney General, Consumer Protection and Charitable Trust Division at (517) 373-1152.

7. This document is effective on the date endorsed "filed" by the Bureau. A later effective date, no more than 90 days after the date of delivery, may be stated as an additional article.

8. **Signatures:**

   Profit Corporations: (Complete either Item 4 or Item 5)
   1) Item 4 must be signed by at least a majority of the Incorporators listed in the Articles of Incorporation.
   2) Item 5 must be signed by an authorized officer or agent of the corporation.

   Nonprofit Corporations: (Complete either Item 4, Item 5 or Item 6)
   1) Item 4 must be signed by all of the incorporators listed in the Article of Incorporation.
   2) Item 5 or 6 must be signed by either the president, vice-president, chairperson or vice-chairperson.

9. NONREFUNDABLE FEES: Make remittance payable to the State of Michigan. Include corporation name and identification number on check or money order $10.00

   ADDITIONAL FEES DUE FOR INCREASED AUTHORIZED SHARES OF PROFIT CORPORATIONS ARE:
   each additional 20,000 authorized shares or portion thereon .... $ 30.00 maximum fee per filing for first 10,000,000 authorized shares .... $ 5,000.00 each additional 20,000 authorized shares or portion thereof in excess of 10,000,000 shares .... $ 30.00 maximum fee per filing for authorized shares in excess of 10,000,000 shares .... $ 200,000.00

To submit by mail:

Michigan Department of Labor & Economic Growth
Bureau of Commercial Services - Corporation Division
7150 Harris Drive
P.O. Box 30054
Lansing, MI 48909

To submit in person:

2501 Woodlake Circle
Okemos, MI
Telephone: (517) 241-6470

Fees may be paid by VISA or Mastercard when delivered in person to our office.

MICH-ELF (Michigan Electronic Filing System):

First Time Users: Call (517) 241-6420, or visit our website at http://www.michigan.gov/corporations
Customer with MICH-ELF Filer Account: Send document to (517) 241-9845

The Department of Labor & Economic Growth will not discriminate against any individual or group because of race, sex, religion, age, national origin, color, marital status, disability or political beliefs. If you need help with reading, writing, hearing, etc., under the Americans with Disabilities Act, you may make your needs known to this agency.

APPENDIX B
October 17, 2005

Special Committee of the Board of Directors
Maxco, Inc.
1118 Centennial Way
Lansing, MI 48908-0737

Members of the Special Committee:

GBQ Consulting LLC (“GBQ”) understands that The Board of Directors of Maxco, Inc. (“Maxco” or the “Company”) has proposed to amend the Company’s Restated Articles of Incorporation to effect a 1-for-1,000 reverse stock split followed immediately by a 1,000-for-1 forward stock split of the Company’s common stock (the “Proposed Transaction”). As a result of the Proposed Transaction, each shareholder owning fewer than 1,000 shares immediately before the Proposed Transaction will receive from the Company consideration of $6.00 in cash, without interest (the “Consideration”), for each of such shareholder’s shares of the Company’s common stock. Each share of common stock held by a shareholder owning 1,000 or more shares will continue to represent one share of the Company after completion of the Proposed Transaction. In the event that there are fewer than 300 shareholders of record following the Proposed Transaction, Maxco intends to file a Form 15 with the Securities and Exchange Commission (the “SEC”) to terminate registration of its common stock under federal securities laws.

The Board of Directors of the Company has formed a special committee (the “Special Committee”) to consider certain matters regarding the Proposed Transaction, including the ability to disapprove of the Proposed Transaction. GBQ has been engaged by the Special Committee to serve as an independent financial advisor to the Special Committee and render an opinion (our “Opinion”) of whether the Consideration to be received by certain cashed-out shareholders of Maxco in connection with the Proposed Transaction is fair to them, from a financial point of view. Our Opinion does not address, specifically or otherwise, the Company's underlying business decision to engage in or effect the Proposed Transaction. Moreover, we have not been engaged to recommend, and we have not recommended, a transaction price, and we have not participated in the Proposed Transaction negotiations.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

➢
reviewed the Company’s annual reports on Form 10-K for the five fiscal years ended March 31, 2005, 2004, 20003, 2002, and 2001, and quarterly report on Form 10-Q for the quarter ended June 30, 2005, as well as internal financial statements prepared by the Company’s management for the fiscal year ended March 31, 2005 and the quarter ended June 30, 2005;

➢	discussed future performance with management and developed financial projections for the fiscal years ending March 31, 2006 through 2010 based on those forecasts;

➢	reviewed agreements and other documents related to the Proposed Transaction including a draft Proxy Statement to be filed pursuant to Section 14(a) of the Securities Exchange Act of 1934;

➢
reviewed historical market prices and trading volume of the Company’s publicly traded common stock since October 1, 2002, analyzed a recent shareholder profile of the Company and the number of shareholders, and reviewed certain publicly available news articles and press releases relating to the Company;

➢	reviewed publicly available financial data of certain publicly-traded companies that we deem comparable to the Company;

➢	reviewed publicly available information regarding prices and premiums paid in certain transactions that we deemed relevant;

➢	reviewed various management-prepared documents, lists, and schedules; and

➢	conducted such other studies, analyses, and inquiries as we deemed necessary in arriving at our Opinion.

In addition, we visited the Company’s headquarters and manufacturing facilities located in Lansing, Michigan and held discussions with certain members of senior management concerning the Company’s history, operations, financial condition, industry, and future prospects.

Our Opinion is premised on the assumption that the assets, liabilities, financial condition, and prospects of the Company as of the date of this letter have not changed materially since June 30, 2005, the date of the most recent financial statements made available to us. In rendering our Opinion, we have assumed and relied upon the accuracy and completeness, without independent verification, of all information that was publicly available or that was furnished to us, either verbally or in writing, by the Company. Moreover, we have assumed, without independent verification, that our discussions with management regarding financial projections reflect management’s best currently available estimate of the future financial results and condition of the Company, and we have relied upon such projections in arriving at our Opinion. We have not been engaged to assess the reasonableness or achievability of such forecasts and projections or the assumptions upon which they were based and express no view as to the forecasts, projections, or assumptions.

We have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our Opinion is necessarily based on business, economic, market, and other conditions as they exist and can be evaluated by us at the date of this letter. It should be noted that although subsequent developments may affect this Opinion, we do not have any obligation to update, revise, or reaffirm our Opinion. We reserve the right, however, to withdraw, revise, or modify our Opinion based upon additional information which may be provided to or obtained by us after the issuance of the Opinion which suggests, in our judgment, a material change in the assumptions upon which our Opinion is based.

The Special Committee has not requested that we solicit, nor have we solicited, any third-party indications of interest for the acquisition of all or any part of the Company. Further, we were not requested to consider, and our Opinion does not address, the merits of the contemplated Proposed Transaction relative to any alternative business strategies that may exist for the Company or the effect of any other transactions in which the Company might engage, nor do we offer any opinion as to the material terms of the Proposed Transaction.

We understand that management of the Company is unaware of any current or prospective offers to purchase the Company or its assets from a third-party strategic or financial acquirer.

We are acting as independent financial advisor to the Special Committee in connection with the Proposed Transaction and will receive a fee for our services. However, our compensation for providing financial advisory services to the Special Committee is neither based nor contingent on the results of our engagement. Further, none of our employees who worked on this engagement has any known financial interest in the assets or equity of the Company or the outcome of our engagement. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

It is understood that this Opinion was prepared at the request of the Special Committee for its confidential use and may not be reproduced, disseminated, quoted, or referred to at any time in any manner or for any purpose without our prior written consent, except as required by applicable securities laws. Notwithstanding anything to the contrary, the Company may reproduce this letter in its entirety in any filing with the Securities and Exchange Commission required to be made by the Company in respect of the Proposed Transaction pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934.

This Opinion is only to be utilized by the members of the Special Committee as one input to consider in the process of analyzing the contemplated Proposed Transaction. This Opinion is not intended to be, nor does it constitute, a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Proposed Transaction.

Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to those shareholders receiving Consideration in connection with the Proposed Transaction.

Respectfully submitted,

GBQ Consulting LLC

MAXCO, INC.
1118 CENTENNIAL WAY
LANSING, MICHIGAN 48917
(517) 321-3130

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS - January __, 2006

The undersigned stockholder of Maxco, Inc. (the "Company") hereby appoints, Max A. Coon and Eric L. Cross or either of them, as attorneys and proxies, with full power of substitution to each, to vote all shares of Common Stock, and Series Three Preferred Stock and Series Six Preferred Stock of the Company which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held at the Company's headquarters located at 1118 Centennial Way, Lansing, Michigan on January __, 2006, at 3:30 p.m. eastern time, and at any adjournment or adjournments thereof, with all of the powers such undersigned stockholder would have if personally present, for the following purposes:

1. PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO EFFECT A 1-FOR-1,000 REVERSE STOCK SPLIT FOLLOWED IMMEDIATELY BY A 1,000-FOR-1 FORWARD STOCK SPLIT OF THE COMPANY'S COMMON STOCK.

☐ FOR
☐ AGAINST
☐ ABSTAIN

2. PROPOSAL TO GRANT THE COMPANY'S BOARD OF DIRECTORS DISCRETIONARY AUTHORITY TO ADJOURN THE SPECIAL MEETING IF NECESSARY TO SATISFY THE CONDITIONS TO COMPLETING THE TRANSACTION, INCLUDING FOR THE PURPOSE OF SOLICITING PROXIES TO VOTE IN FAVOR OF THE TRANSACTION.

☐ FOR
☐ AGAINST
☐ ABSTAIN

5. IN THEIR DISCRETION TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be signed on other side.)

(Continued from other side.)

THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.

PLEASE SIGN AND DATE THIS PROXY BELOW AND RETURN IN THE ENCLOSED ENVELOPE.

Dated:____________________________

_________________________________
(Signature)

_________________________________
(Signature)

SIGNATURE(S) SHALL AGREE WITH THE NAME(S) PRINTED ON THIS PROXY. IF SHARES ARE REGISTERED IN TWO NAMES, BOTH STOCKHOLDERS SHOULD SIGN THIS PROXY. IF SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE YOUR FULL TITLE AS SUCH.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS